The information in this preliminary prospectus supplement is not complete and may be changed without notice. This preliminary prospectus supplement is not an offer to sell these securities, nor a solicitation of an offer to buy these securities, in any jurisdiction where the offering is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 20, 2009

Preliminary Prospectus Supplement
(To prospectus dated October 20, 2009)

$300,000,000

Jefferies Group, Inc.

     % Convertible Senior Debentures due 2029

We are offering $300,000,000 aggregate principal amount of our     % Convertible Senior Debentures due 2029. The debentures will be our senior and unsecured obligations and will rank equally with all of our other existing and future senior and unsecured indebtedness. We will pay interest on the debentures in cash semi-annually in arrears on May 1 and November 1 of each year, beginning May 1, 2010. The debentures will mature on November 1, 2029, unless earlier redeemed, repurchased or converted. In addition to ordinary interest on the debentures, beginning with the semi-annual interest period commencing on November 1, 2017, contingent interest will accrue during any semi-annual interest period in which the average trading price of a debenture for the five trading days ending on the third trading day immediately preceding the first day of the relevant semi-annual period is equal to or greater than $1,200 per $1,000 principal amount of the debentures.

Holders may convert their debentures at their option at any time beginning on August 1, 2029, and ending at the close of business on the second business day immediately preceding November 1, 2029. In addition, holders may also convert their debentures at their option under the following circumstances: (1) during any fiscal quarter if the last reported sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price; (2) during any five business-day period after any ten consecutive trading-day period in which the trading price of the debenture was less than 95% of the product of the last reported sale price of our common stock and the conversion rate on such day; (3) if the debentures have been called for redemption; or (4) upon the occurrence of specified corporate transactions. Upon conversion, holders will receive, at our election, cash, shares of our common stock or a combination thereof, as described in this prospectus supplement.

The conversion rate will initially be           shares of common stock per $1,000 principal amount of debentures (equivalent to a conversion price of approximately $      per share of common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued interest. In addition, following certain corporate transactions that occur prior to November 1, 2017 and that constitute a make-whole fundamental change, as described in this prospectus supplement, we will increase the conversion rate for a holder who elects to convert its debentures in connection with such corporate transaction in certain circumstances.

We may not redeem the debentures prior to November 1, 2012. We may redeem for cash some or all of the debentures at any time, and from time to time, on or after November 1, 2012 and prior to November 1, 2017 if the last reported sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day prior to the date we provide the notice of redemption is greater than or equal to 130% of the conversion price in effect on each such trading day. On or after November 1, 2017, we may redeem for cash some or all of the debentures at our election. In each case, the redemption price will equal the sum of 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the redemption date.

Holders may require us to repurchase in cash all or a portion of their debentures on November 1, 2017, 2019 and 2024 at 100% of the principal amount of the debentures, plus accrued and unpaid interest (including contingent interest and additional interest, if any). If we undergo a fundamental change, holders may require us to repurchase the debentures in whole or in part for cash at a price equal to 100% of the principal amount of the debentures to be purchased plus any accrued and unpaid interest (including contingent interest and additional interest, if any) to, but excluding, the repurchase date.

The debentures will be treated as contingent payment debt instruments that will be subject to special U.S. federal income tax rules. For discussion of the special tax rules governing contingent payment debt instruments, see “Material U.S. Federal Income Tax Considerations.”

Our common stock is listed on the New York Stock Exchange under the symbol “JEF”. The last reported sale price of our common stock on the New York Stock Exchange on October 19, 2009 was $30.15 per share. The debentures will not be listed on any securities exchange. Currently there is no public market for the debentures.

Investing in the debentures involves risks that are described in the “Risk Factors” section beginning on page S-11 of this prospectus supplement.

PER
CONVERTIBLE
	DEBENTURE		TOTAL

Public Offering Price(1)		%	$
Underwriting Discounts and Commissions		%	$
Proceeds to Jefferies (Before Expenses)		%	$

(1)	Plus accrued interest from , 2009 if settlement occurs after that date.

We have granted the underwriters a 30-day option to purchase up to an additional $45.0 million in aggregate principal amount of the debentures from us on the same terms and conditions as set forth above to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the debentures in book-entry form only through The Depository Trust Company against payment in New York, New York on          , 2009.

Sole Book-running Manager

Jefferies & Company
Joint Lead Manager
Citi

The date of this prospectus supplement is          , 2009.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date later than the date on the front of this prospectus supplement.

Important Notice About Information in this Prospectus
Supplement and the Accompanying Prospectus

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the debentures being offered. The second part, the base prospectus, gives more general information, some of which may not apply to the debentures being offered. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of the debentures varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in the prospectus supplement.

Special Note on Forward-Looking Statements

This prospectus supplement and the accompanying prospectus contain or incorporate by reference “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not statements of historical fact and represent only our belief as of the date hereof. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause actual reported results and performance to differ materially from the performance and expectations expressed in these forward-looking statements. These factors include, but are not limited to, financial market volatility, actions and initiatives by current and future competitors, general economic conditions, controls and procedures relating to the close of the quarter, the effects of current, pending and future legislation or rulemaking by regulatory or self-regulatory bodies, regulatory actions, and the other risks and uncertainties that are outlined in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the U.S. Securities and Exchange Commission, or the SEC, on February 27, 2009. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date of the forward-looking statements.

Explanatory Note  Regarding Financial Statements

The FASB has issued its Accounting Standards Codification. This “Explanatory Note Regarding Financial Statements” conforms to reflect how generally accepted accounting principles are now currently organized and presented.

We adopted the FASB’s changes to Accounting Standards Codification (“ASC”) 810, Consolidation, which establishes standards for the accounting and reporting of noncontrolling interests in subsidiaries on January 1, 2009. Prior to January 1, 2009, we reported minority interest within liabilities on our Consolidated Statements of Financial Condition. The changes to ASC 810 require an entity to clearly identify and present ownership interests in subsidiaries held by parties other than the entity in the consolidated financial statements within the equity section but separate from the entity’s equity and, accordingly, we now present non-controlling interests within stockholders’ equity, separately from our own equity. The changes to ASC 810 also require that revenues, expenses, net income or loss, and other comprehensive income or loss be reported in the consolidated financial statements at the consolidated amounts, which include amounts attributable to both owners of the parent and noncontrolling interests. Net income or loss and other comprehensive income or loss shall then be attributed to the parent and noncontrolling interests. Prior to January 1, 2009, we recorded minority interest in earnings (loss) of consolidated subsidiaries in the determination of net earnings (loss). These changes were reflected in the financial statements included in our Quarterly Report on Form 10-Q for the first quarter of 2009, filed with the SEC on May 8, 2009 and our Quarterly Report on Form 10-Q, for the second quarter ended June 30, 2009, filed with the SEC on August 6, 2009, both of which are incorporated herein by reference.

In connection with the filing of the registration statement of which this prospectus is a part, we have recast our prior financial statements to retrospectively reflect the adoption of the changes to ASC 810. In addition, these recast financial statements reflect the retrospective application of the FASB’s changes to ASC 260, Earnings Per Share, also adopted on January 1, 2009. As of January 1, 2009, net earnings are allocated among common shareholders and participating securities based on their right to share in earnings. The adoption of these changes reduced previously reported earnings per share.

These recast financial statements, together with the related recast management’s discussion and analysis of financial condition and results of operations and selected financial information for the five years ended December 31, 2008, have been filed with the SEC on a Current Report on Form 8-K, filed June 25, 2009, and incorporated herein by reference. The financial statements, management’s discussion and analysis of financial condition and results of operations and selected financial information included in the Current Report on Form 8-K supersede those included in our Annual Report on Form 10-K for 2008, filed on February 27, 2009, and incorporated herein by reference. See Note 12 to the recast financial statements filed with the Current Report on Form 8-K for an explanation of the calculation of earnings per share under ASC 260.

Prospectus Supplement Summary

In this prospectus supplement, we refer to our subsidiaries Jefferies & Company, Inc. as Jefferies, Jefferies Execution Services, Inc. as Jefferies Execution, Jefferies Financial Products LLC as JFP, Jefferies International Limited as JIL and Jefferies High Yield Trading, LLC as JHYT.

The Company

Jefferies Group, Inc. and its subsidiaries (“we,” “us” or “our”) operate as an independent, full-service global securities and investment banking firm serving companies and their investors. We offer companies capital markets, merger and acquisition, restructuring and other financial advisory services. We provide investors fundamental research and trade execution in equity, equity-linked, and fixed income securities, including corporate bonds, government and agency securities, repo finance, mortgage- and asset-backed securities, municipal bonds, whole loans, emerging markets debt and convertible securities, as well as commodities and derivatives. We also provide asset management services and products to institutions and other investors. Effective June 18, 2009, Jefferies was designated as a primary dealer by the Federal Reserve Bank of New York.

Our principal operating subsidiary, Jefferies, was founded in 1962. Since 2000, we have pursued a strategy of continued growth and diversification, whereby we have sought to increase our share of the business in each of the markets we serve, while at the same time expanding the breadth of our activities in an effort to mitigate the cyclical nature of the financial markets in which we operate. Our growth plan has been achieved through internal growth supported by the ongoing addition of experienced personnel in targeted areas, as well as the acquisition from time to time of complementary businesses.

As of June 30, 2009, we had 2,307 employees. We maintain offices in more than 25 cities throughout the world and have our executive offices located at 520 Madison Avenue, New York, New York 10022, and our telephone number there is (212) 284-2550.

Recent Developments

On October 20, 2009, we announced our financial results for the third quarter of 2009 as follows.

For the third quarter ended September 30, 2009:

•	Total net revenues rose 155.1% to $700.4 million, versus $274.6 million for the third quarter of 2008.

•	Earnings before income taxes increased 425.9% to $175.0 million, compared to a loss of $53.7 million for the third quarter of 2008.

•	Net earnings to Common Shareholders grew 375.7% to $86.3 million, compared to a loss of $31.3 million for the third quarter of 2008.

•	Equities revenues were $149.4 million; Fixed Income and Commodities revenues were $312.7 million; High Yield revenues were $94.9 million; Investment banking revenues were $122.5 million; and Asset Management fees and investment income revenues were $21.0 million;

For the nine months ended September 30, 2009:

•	Total net revenues rose 88.1% to $1,632.6 million, versus $867.9 million for the nine months ended September 30, 2008.

•	Earnings before income taxes increased 292.0% to $346.5 million, compared to a loss of $180.5 million for the nine months ended September 30, 2008.

•	Net earnings to Common Shareholders grew 293.9% to $186.5 million, compared to a loss of $96.2 million for the nine months ended September 30, 2008.

•	Equities revenues were $381.9 million; Fixed Income and Commodities revenues were $792.6 million; High Yield revenues were $148.5 million; Investment banking revenues were $280.4 million; and Asset Management fees and investment income revenues were $21.5 million.

Our financial results for interim periods are not necessarily indicative of our results for the full year.

The Offering

The summary below describes the principal terms of the debentures. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Debentures” section of this prospectus supplement contains a more detailed description of the terms and conditions of the debentures. Unless otherwise specified, this prospectus supplement assumes no exercise of the underwriters’ over-allotment option. As used in this section, the “Company,” “we,” “our” and “us” refer only to Jefferies Group, Inc. and not to its consolidated subsidiaries.

Issuer	Jefferies Group, Inc., a Delaware corporation.

Debentures	$300.0 million aggregate principal amount of % Convertible Senior Debentures due 2029 (plus up to an additional $45.0 million aggregate principal amount to cover over-allotments, if any).

Maturity	November 1, 2029 unless earlier redeemed, repurchased or converted.

Issue Date	, 2009

Interest	% per year. Interest (and contingent interest, if any) will accrue from the issue date and will be payable semiannually in arrears on May 1 and November 1 of each year, beginning May 1, 2010.

Contingent Interest	Beginning with the six-month interest period commencing November 1, 2017, we will pay contingent interest during any six-month interest period if the average trading price, as defined under “Description of the Debentures—Contingent Interest”, of a debenture for the five trading days ending on and including the third trading day immediately preceding the first day of such six-month interest period equals or exceeds $1,200 per $1,000 of the principal amount of such debenture. The contingent interest payable per $1,000 principal amount of a debenture in respect of any six-month interest period in which contingent interest is payable will be equal to 0.375% per annum of the average trading price per $1,000 principal amount of such debenture for the applicable five trading day reference period ending on and including the third trading day immediately preceding the first day of such six-month interest period.

Ranking	The debentures will be our senior unsecured obligations and will rank equally in right of payment to all of our other senior unsecured indebtedness. The debentures will be effectively subordinated to all of our existing and future secured debt, if any, and to the indebtedness and other liabilities of our subsidiaries.

The indenture governing the debentures does not limit the nature or amount of debt that we or our subsidiaries may incur.

Conversion Rights	Prior to the close of business on the second business day immediately preceding August 1, 2029, holders may convert their debentures only under the following circumstances:

• during any fiscal quarter commencing after December 31, 2009, if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the conversion price on each such trading day;

• during the five business-day period after any ten consecutive trading-day period (the “measurement period”) in which the “trading price” (as defined under “Description of the Debentures—Conversion Rights—Conversion upon Satisfaction of Trading Price Condition”) per $1,000 principal amount of debentures for each day of such measurement period was less than 95% of the product of the last reported sale price of our common stock and the conversion rate on each such day;

• upon the occurrence of specified corporate transactions described under “Description of the Debentures—Conversion Rights—Conversion upon Specified Corporate Transactions”; or

• if we have called the debentures for redemption.

On or after August 1, 2029 until the close of business on the second business day immediately preceding the maturity date, holders may convert their debentures, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

The conversion rate for the debentures is initially shares of common stock per $1,000 principal amount of debentures (equal to a conversion price of approximately $ per share of common stock), subject to adjustment as described in this prospectus supplement.

Upon conversion, unless we have made an irrevocable net share settlement election, as described below, we will satisfy our conversion obligation by delivering, at our election, shares of our common stock, cash or a combination of cash and shares of our common stock. If we elect to settle our obligation in cash or cash and shares of our common stock, the amount of cash or cash and shares of our common stock will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in a 20 trading-day observation period (as described herein). See “Description of the Debentures—Conversion Rights—Conversion Procedures—Payment upon Conversion.”

In addition, following certain corporate transactions that occur prior to November 1, 2017 and that also constitute a “make-whole fundamental change,” we will increase the conversion rate for a holder who elects to convert its debentures in connection with such a corporate transaction in certain circumstances as described under “Description of the Debentures—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change.”

Optional Redemption	We may not redeem the debentures prior to November 1, 2012.

Beginning November 1, 2012 and prior to November 1, 2017, we may redeem for cash all or part of the debentures if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day prior to the date we provide the notice of redemption exceeds 130% of the conversion price in effect on such trading day. The redemption price will equal 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the redemption date.

On or after November 1, 2017, we may redeem for cash all or a portion of the debentures at a redemption price of 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the redemption date.

Purchase of Debentures by Us at the Option of the Holder	Holders may require us to purchase the debentures in whole or in part for cash on November 1, 2017, November 1, 2019 and November 1, 2024 (each, a “purchase date”) at a price equal to 100% of the principal amount of the debentures to be purchased, plus any accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the purchase date.

Right of the Holder to Require Us to Repurchase Debentures if a Fundamental Change Occurs	If a “fundamental change”, as described in this prospectus supplement, occurs, holders may require us to repurchase all or a portion of their debentures for cash at a repurchase price equal to 100% of the principal amount of the debentures to be repurchased, plus any accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the repurchase date.

See “Description of the Debentures—Holders May Require Us to Repurchase Their Debentures Upon a Fundamental Change.”

Use of Proceeds	We expect to use the proceeds from this offering for general corporate purposes.

Book-entry Form	The debentures will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the debentures will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a Public Market for the Debentures	The debentures are new securities, and there is currently no established market for the debentures. Accordingly, we cannot assure you as to the development or liquidity of any market for the debentures. The underwriters have advised us that they currently intend to make a market in the debentures. However, they are not obligated to do so, and they may discontinue any market-making with respect to the debentures without notice. We do not intend to apply for a listing of the debentures on any securities exchange or any automated dealer quotation system.

U.S. Federal Income Tax Consequences	For the U.S. federal income tax consequences of the holding, disposition and conversion of the debentures, and the holding and disposition of shares of our common stock, see “Material U.S. Federal Income Tax Considerations.”

Over-allotment option	We have granted to the underwriters the option, exercisable on or before the 30th day after the date of this prospectus supplement, to purchase up to an additional $45.0 million aggregate principal amount of debentures to cover over-allotments, if any.

New York Stock Exchange Symbol for Our Common Stock	Our common stock is listed on the New York Stock Exchange under the symbol “JEF.”

Summary Consolidated Financial Data

The following table sets forth our summary consolidated financial data for the periods presented below. The summary consolidated financial data as of December 31, 2008 and 2007 and for each of the three years in the three-year period ended December 31, 2008 have been derived from our audited consolidated financial statements, incorporated by reference herein. The summary consolidated financial data as of June 30, 2009 and for the six months ended June 30, 2009 and June 30, 2008 have been derived from our unaudited consolidated financial statements incorporated by reference herein. Our unaudited consolidated financial statements include all adjustments, which include only normal and recurring adjustments, necessary to present fairly the data included therein. The financial data for the periods in the three-year period ended December 31, 2008 and the six months ended June 30, 2008 reflect the retrospective application of accounting policies that were adopted on January 1, 2009. See “Explanatory Note Regarding Financial Statements.”

Our historical results are not necessarily indicative of the results of operations for future periods, and our results of operations for the six-month period ended June 30, 2009 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2009. You should read the following summary consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus supplement and the accompanying prospectus and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Six Months
	Ended June 30,		Year Ended December 31,
	2009	2008	2008	2007	2006
	(Unaudited)
	(Dollars in thousands)

Earnings Statement Data
Revenues:
Commissions	$204,378	$216,172	$444,315	$355,601	$280,681
Principal transactions	435,520	141,733	87,316	390,374	468,002
Investment banking	157,917	208,579	425,887	750,192	540,596
Asset management fees and investment income (loss) from managed funds	519	(14,317)	(52,929)	23,534	109,550
Interest	252,686	415,431	749,577	1,174,883	528,882
Other	22,460	12,914	28,573	24,311	35,497

Total revenues	1,073,480	980,512	1,682,739	2,718,895	1,963,208
Interest expense	141,330	387,234	660,964	1,150,805	505,606

Net revenues	932,150	593,278	1,021,775	1,568,090	1,457,602
Interest on mandatorily redeemable preferred interest of consolidated subsidiaries	7,024	(11,949)	(69,077)	4,257	—

Net revenues, less mandatorily redeemable preferred interest	925,126	605,227	1,090,852	1,563,833	1,457,602

Non-interest expenses:
Compensation and benefits	561,588	537,465	1,522,157	946,309	791,255
Floor brokerage and clearing fees	37,060	31,536	69,444	71,851	62,564
Technology and communications	68,367	60,394	127,357	103,763	80,840
Occupancy and equipment rental	34,047	37,693	76,255	76,765	59,792
Business development	18,980	23,878	49,376	56,594	48,634
Other	33,574	41,098	126,524	67,074	65,863

Total non-interest expenses	753,616	732,064	1,971,113	1,322,356	1,108,948

Earnings (loss) before income taxes and cumulative effect of change in accounting principle	171,510	(126,837)	(880,261)	241,477	348,654
Income tax expense (benefit)	65,089	(53,876)	(290,249)	93,178	137,541

Net earnings (loss) before cumulative effect of change in accounting principle, net	106,421	(72,961)	(590,012)	148,299	211,113
Cumulative effect of change in accounting principle, net	—	—	—	—	1,606

Net earnings (loss)	106,421	(72,961)	(590,012)	148,299	212,719
Net earnings (loss) to noncontrolling interest	6,184	(8,039)	(53,884)	3,634	6,969

Net earnings (loss) to common shareholders	$100,237	$(64,922)	$(536,128)	$144,665	$205,750

	Six Months
	Ended June 30,			Year Ended December 31,
	2009		2008	2008	2007		2006
	(Unaudited)
	(Dollars in thousands)

Cash Flow Data
Net cash (used in) provided by operating activities	$(568,789)		$106,758	$353,282	$(429,577)		$(269,566)
Net cash used in investing activities	$(74,797)		$(55,811)	$(137,292)	$(136,050)		$(52,249)
Net cash provided by financing activities	$308,997		$123,959	$182,316	$950,120		$575,330
Other Data
Fixed charge coverage ratio(1)	3.6	x	—	—	3.0	x	4.5x

(1)	The ratio of earnings to fixed charges is computed by dividing (a) income from continuing operations before income taxes plus fixed charges by (b) fixed charges. Fixed charges consist of interest expense on all long-term indebtedness and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).

Earnings for the year ended December 31, 2008 and the six months ended June 30, 2008 were insufficient to cover fixed charges by approximately $746.2 million and $59.2 million, respectively.

Risk Factors

In addition to the other information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus, you should consider carefully the following factors before deciding to purchase the debentures.

Risks Associated With Our Business

The following factors describe some of the assumptions, risks, uncertainties and other factors that could adversely affect our business or that could otherwise result in changes that differ materially from our expectations. In addition to the factors mentioned in this report, we are also affected by changes in general economic and business conditions, acts of war, terrorism and natural disasters.

Changing conditions in financial markets and the economy could result in decreased revenues, continued losses, increased losses or other adverse consequences.

Our net revenues and profits were adversely affected in 2008 by the equity and credit market turmoil, and may be further impacted by continued or further credit market dislocations or sustained market downturns. As an investment banking and securities firm, changes in the financial markets or economic conditions in the United States and elsewhere in the world could adversely affect our business in many ways, including the following:

•	A market downturn could lead to a further decline in the volume of transactions executed for customers and, therefore, to a decline in the revenues we receive from commissions and spreads.

•	Continued unfavorable financial or economic conditions could reduce the number and size of transactions in which we provide underwriting, financial advisory and other services. Our investment banking revenues, in the form of financial advisory and underwriting or placement fees, are directly related to the number and size of the transactions in which we participate and could therefore be adversely affected by unfavorable financial or economic conditions.

•	Adverse changes in the market could lead to losses from principal transactions.

•	Adverse changes in the market could also lead to a reduction in revenues from asset management fees and investment income from managed funds and losses on our own capital invested in managed funds. Even in the absence of a market downturn, below-market investment performance by our funds and portfolio managers could reduce asset management revenues and assets under management and result in reputational damage that might make it more difficult to attract new investors.

Increases in credit spreads, as well as limitations on the availability of credit, such as occurred during 2008, can affect our ability to borrow on a secured or unsecured basis, which may adversely affect our liquidity and results of operations.

Our principal trading and investments expose us to risk of loss.

A considerable portion of our revenues is derived from trading in which we act as principal. We may incur trading losses relating to the purchase, sale or short sale of high yield, international, convertible, and equity securities and futures and commodities for our own account. In any period, we may experience losses as a result of price declines, lack of trading volume, and illiquidity. From time to time, we may engage in a large block trade in a single security or maintain large position concentrations in a single security, securities of a single issuer, or securities of issuers engaged in a specific industry. In general, because our inventory is marked to market on a daily basis, any downward price movement in these securities could result in a reduction of our revenues and profits. In addition, we may engage in hedging transactions that if not successful, could result in losses.

Increased competition may adversely affect our revenues and profitability.

All aspects of our business are intensely competitive. We compete directly with numerous other brokers and dealers, investment banking firms and commercial banks. In addition to competition from firms currently in the securities business, there has been increasing competition from others offering financial services, including automated trading and other services based on technological innovations. Recent changes, such as financial institution consolidations and the government’s involvement with financial institutions through the Emergency Economic Stabilization Act of 2008 and other transactions, may provide a competitive advantage for some of our competitors. We believe that the principal factors affecting competition involve market focus, reputation, the abilities of professional personnel, the ability to execute the transaction, relative price of the service and products being offered, bundling of products and services and the quality of service. Increased competition or an adverse change in our competitive position could lead to a reduction of business and therefore a reduction of revenues and profits. Competition also extends to the hiring and retention of highly skilled employees. A competitor may be successful in hiring away an employee or group of employees, which may result in our losing business formerly serviced by such employee or employees. Competition can also raise our costs of hiring and retaining the key employees we need to effectively execute our business plan.

Operational risks may disrupt our business, result in regulatory action against us or limit our growth.

Our businesses are highly dependent on our ability to process, on a daily basis, a large number of transactions across numerous and diverse markets in many currencies, and the transactions we process have become increasingly complex. If any of our financial, accounting or other data processing systems do not operate properly or are disabled or if there are other shortcomings or failures in our internal processes, people or systems, we could suffer an impairment to our liquidity, financial loss, a disruption of our businesses, liability to clients, regulatory intervention or reputational damage. These systems may fail to operate properly or become disabled as a result of events that are wholly or partially beyond our control, including a disruption of electrical or communications services or our inability to occupy one or more of our buildings. The inability of our systems to accommodate an increasing volume of transactions could also constrain our ability to expand our businesses.

We also face the risk of operational failure or termination of any of the clearing agents, exchanges, clearing houses or other financial intermediaries we use to facilitate our securities transactions. Any such failure or termination could adversely affect our ability to effect transactions and manage our exposure to risk.

In addition, despite the contingency plans we have in place, our ability to conduct business may be adversely impacted by a disruption in the infrastructure that supports our businesses and the communities in which they are located. This may include a disruption involving electrical, communications, transportation or other services used by us or third parties with which we conduct business.

Our operations rely on the secure processing, storage and transmission of confidential and other information in our computer systems and networks. Although we take protective measures and endeavor to modify them as circumstances warrant, our computer systems, software and networks may be vulnerable to unauthorized access, computer viruses or other malicious code, and other events that could have a security impact. If one or more of such events occur, this potentially could jeopardize our or our clients’ or counterparties’ confidential and other information processed and stored in, and transmitted through, our computer systems and networks, or otherwise cause interruptions or malfunctions in our, our clients’, our counterparties’ or third parties’ operations. We may be required to expend significant additional resources to modify our protective measures or to investigate and remediate vulnerabilities or other exposures, and we may be subject to litigation and financial losses that are either not insured against or not fully covered through any insurance maintained by us.

Asset management revenue is subject to variability based on market and economic factors and the amount of assets under management.

Asset management revenue includes revenues we receive from management, administrative and performance fees from funds managed by us, revenues from asset management and performance fees we receive from third-party managed funds, and investment income from our investments in these funds. These revenues are dependent upon the amount of assets under management and the performance of the funds. If these funds do not perform as well as our asset management clients expect, our clients may withdraw their assets from these funds, which would reduce our revenues. Some of our revenues are derived from our own investments in these funds. We experience significant fluctuations in our quarterly operating results due to the nature of our asset management business and therefore may fail to meet revenue expectations. Even in the absence of a market downturn, below-market investment performance by our funds and portfolio managers could reduce asset management revenues and assets under management and result in reputational damage that might make it more difficult to attract new investors.

We face numerous risks and uncertainties as we expand our business.

We expect the growth of our business to come primarily from internal expansion and through acquisitions and strategic partnering. For example, we acquired Depfa First Albany Securities LLC, a municipal securities firm on March 27, 2009. As we expand our business, there can be no assurance that our financial controls, the level and knowledge of our personnel, our operational abilities, our legal and compliance controls and our other corporate support systems will be adequate to manage our business and our growth. The ineffectiveness of any of these controls or systems could adversely affect our business and prospects. In addition, as we acquire new businesses, we face numerous risks and uncertainties integrating their controls and systems into ours, including financial controls, accounting and data processing systems, management controls and other operations. A failure to integrate these systems and controls, and even an inefficient integration of these systems and controls, could adversely affect our business and prospects.

Extensive regulation of our business limits our activities, and, if we violate these regulations, we may be subject to significant penalties.

The securities industry in the United States is subject to extensive regulation under both federal and state laws. The SEC is the federal agency responsible for the administration of federal securities laws. In addition, self-regulatory organizations, principally FINRA and the securities exchanges, are actively involved in the regulation of broker-dealers. Securities firms are also subject to regulation by regulatory bodies, state securities commissions and state attorneys general in those foreign jurisdictions and states in which they do business. Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales and trading methods, trade practices among broker-dealers, use and safekeeping of customers’ funds and securities, capital structure of securities firms, anti-money laundering, record-keeping and the conduct of directors, officers and employees. Broker-dealers that engage in commodities and futures transactions are also subject to regulation by the CFTC and the NFA. The SEC, self-regulatory organizations, state securities commissions, state attorneys general, the CFTC and the NFA may conduct administrative proceedings which can result in censure, fine, suspension, expulsion of a broker-dealer or its officers or employees, or revocation of broker-dealer licenses. The events of 2007 and 2008 have led to various suggestions of an overhaul in financial regulation. For example, the Obama Administration released earlier this year a proposal for financial regulatory reform that contemplates additional regulation of financial securities firms and Congressional committees have been considering various proposals for additional regulation of the financial sector. Additional legislation, changes in rules, changes in the interpretation or enforcement of existing laws and rules, or the entering into businesses that subject us to new rules and regulations may directly affect our mode of operation and our profitability. Continued efforts by market regulators to increase transparency and reduce the transaction costs for investors, such as decimalization and FINRA’s Trade Reporting and Compliance Engine, or TRACE, has affected and could continue to affect our trading revenue.

Our business is substantially dependent on our Chief Executive Officer.

Our future success depends to a significant degree on the skills, experience and efforts of Richard Handler, our Chief Executive Officer. We do not have an employment agreement with Mr. Handler which provides for his continued employment. The loss of his services could compromise our ability to effectively operate our business. In addition, in the event that Mr. Handler ceases to actively manage JHYT, investors would have the right to withdraw from the fund. Although we have substantial key man life insurance covering Mr. Handler, the proceeds from the policy may not be sufficient to offset any loss in business.

Legal liability may harm our business.

Many aspects of our business involve substantial risks of liability, and in the normal course of business, we have been named as a defendant or co-defendant in lawsuits involving primarily claims for damages. The risks associated with potential legal liabilities often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time. Private Client Services involves an aspect of the business that has historically had more risk of litigation than our institutional business. Additionally, the expansion of our business, including increases in the number and size of investment banking transactions and our expansion into new areas, such as the municipal securities business, imposes greater risks of liability. In addition, unauthorized or illegal acts of our employees could result in substantial liability to us. Substantial legal liability could have a material adverse financial effect or cause us significant reputational harm, which in turn could seriously harm our business and our prospects.

Our business is subject to significant credit risk.

In the normal course of our businesses, we are involved in the execution, settlement and financing of various customer and principal securities and derivative transactions. These activities are transacted on a cash, margin or delivery-versus-payment basis and are subject to the risk of counterparty or customer nonperformance. Although transactions are generally collateralized by the underlying security or other securities, we still face the risks associated with changes in the market value of the collateral through settlement date or during the time when margin is extended and the risk of counterparty nonperformance to the extent collateral has not been secured or the counterparty defaults before collateral or margin can be adjusted. We may also incur credit risk in our derivative transactions to the extent such transactions result in uncollateralized credit exposure to our counterparties.

We seek to control the risk associated with these transactions by establishing and monitoring credit limits and by monitoring collateral and transaction levels daily. We may require counterparties to deposit additional collateral or return collateral pledged. In the case of aged securities failed to receive, we may, under industry regulations, purchase the underlying securities in the market and seek reimbursement for any losses from the counterparty.

Derivative transactions may expose us to unexpected risk and potential losses.

We are party to a large number of derivative transactions that require us to deliver to the counterparty the underlying security, loan or other obligation in order to receive payment. In a number of cases, we do not hold the underlying security, loan or other obligation and may have difficulty obtaining, or be unable to obtain, the underlying security, loan or other obligation through the physical settlement of other transactions. As a result, we are subject to the risk that we may not be able to obtain the security, loan or other obligation within the required contractual time frame for delivery, particularly if default rates increase as we have seen through 2008. This could cause us to forfeit the payments due to us under these contracts or result in settlement delays with the attendant credit and operational risk as well as increased costs to the firm.

Risks Related to the Debentures

In the absence of an active trading market for the debentures, you may not be able to resell them.

The debentures are new securities, and there is currently no established market for the debentures. Accordingly, we can offer no assurance as to the liquidity of the market for the debentures, your ability to sell the debentures or the price at which you may be able to sell them. Future trading prices of the debentures will depend on many factors, including, among other things, prevailing interest rates, our operating results, our credit ratings and the market for similar securities. We do not intend to list the debentures on any securities exchange. Each of Jefferies & Company, Inc. and Citigroup Global Markets Inc. has advised us that it currently intends to make a market in the debentures. However, neither is obligated to do so and they may discontinue any market making at any time without notice. We do not intend to apply for a listing of the debentures on any securities exchange or any automated dealer quotation system.

The debentures will be effectively subordinated to liabilities of our subsidiaries.

The debentures will be the obligations of Jefferies Group, Inc. exclusively and will not be guaranteed by any of our subsidiaries or secured by any of our properties or assets. Jefferies Group, Inc. is a holding company. We conduct almost all of our operations through our subsidiaries and a significant portion of our consolidated assets are held by our subsidiaries. Accordingly, our cash flow and our ability to service debt, including the debentures, is in large part dependent upon the results of operations of our subsidiaries and upon the ability of our subsidiaries to provide us cash (whether in the form of dividends, loans or otherwise) to pay amounts due in respect of our obligations, to pay any amounts due on the debentures or to make any funds available to pay such amounts. In addition, dividends, loans and other distributions from our subsidiaries to us are subject to restrictions imposed by law, including minimum net capital requirements, are contingent upon results of operations of such subsidiaries and are subject to various business considerations.

The debentures will be effectively subordinated as a claim against the assets of our subsidiaries to all existing and future liabilities of those subsidiaries (including indebtedness, guarantees, customer and counterparty obligations, trade payables, lease obligations and letter of credit obligations). Therefore, our rights and the rights of our creditors, including the holders of the debentures, to participate in the assets of any subsidiary upon its liquidation or reorganization will be subject to the prior claims of its creditors, except to the extent that we or they may be a creditor with recognized claims against the subsidiary.

We have made only limited covenants in the indenture for the debentures, and these limited covenants may not protect your investment.

The indenture for the debentures does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the debentures in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness which would effectively rank senior to the debentures;

•	limit our ability to incur indebtedness that is equal in right of payment to the debentures, including secured indebtedness which would rank effectively senior to the debentures;

•	restrict our subsidiaries’ ability to issue securities that would be senior to the common stock of our subsidiaries held by us;

•	restrict our ability to repurchase our securities;

•	restrict our ability to pledge our assets or those of our subsidiaries; or

•	restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the debentures.

Furthermore, the indenture for the debentures contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the debentures and our common stock but may not constitute a “fundamental change” that permits holders to require us to repurchase their debentures. For these reasons, you should not consider the covenants in the indentures or the repurchase features of the debentures as a significant factor in evaluating whether to invest in the debentures.

Changes in our credit ratings may affect the trading value of the debentures.

Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the debentures. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. No person is obligated to maintain any rating on the debentures, and, accordingly, we cannot assure you that the ratings assigned to the debentures will not be lowered or withdrawn by the assigning rating organization at any time thereafter.

Potential changes in short sale regulation may affect the market value of the debentures

The market value of the convertible debentures is affected by the ability of investors and market professionals to hedge their positions by selling short the common stock into which the debentures are convertible. Although there are currently no price restrictions on short sales, the SEC has solicited comment on possibly re-imposing price tests in connection with short sales. In this regard, on April 10, 2009, the SEC released a set of proposals to restrict short sales, and held a public roundtable on May 5, 2009 to discuss issues relating to the proposal. On August 17, 2009, the SEC issued a further release proposing the adoption of an alternative uptick rule, which would allow short selling only at an increment above the national best bid. Any action by the SEC to re-impose price restrictions in connection with short sales could interfere with the ability of convertible debenture investors to effect short sales in the common stock underlying such debentures and could significantly affect the market value of the convertible debentures.

Holders of debentures will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to them to the extent our conversion obligation includes shares of our common stock.

Holders of debentures will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but holders of debentures will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the relevant conversion date, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The conditional conversion feature of the debentures could result in your receiving less than the value of our common stock underlying your debentures.

Prior to August 1, 2029, the debentures are convertible only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your debentures, and you may not be able to receive the value of the cash and/or common stock into which the debentures would otherwise be convertible.

Upon conversion of the debentures, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right.

We may elect to settle your conversion solely in shares of our common stock or a combination of cash and shares of our common stock. Except to the extent of the cash portion to be paid if we elect to settle in a combination of cash and shares of our common stock, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders debentures for conversion until the date we settle our conversion obligation. The amount of consideration that you will receive upon conversion of your debentures, if we elect to settle in a combination of cash and our shares of common stock, will in part be determined by reference to the volume weighted average prices of our common stock for each trading day in a 20 trading-day observation period. See “Description of the Debentures—Conversion Rights—Payment upon Conversion.” Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average of the volume weighted average price of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares you will receive.

The conversion rate for debentures may not be adjusted for all dilutive events.

The conversion rate of the debentures is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of the Debentures—Conversion Rights—Conversion Rate Adjustments.” Such conversion rate will not be adjusted, however, for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the debentures or our common stock. In addition, an event that adversely affects the value of the debentures may occur, and that event may not result in an adjustment to such conversion rate.

The adjustment to the conversion rate for debentures converted in connection with a fundamental change may not adequately compensate you for any lost value of your debentures as a result of such transaction.

If a fundamental change occurs prior to maturity, under certain circumstances, we will either pay cash in respect of a specified portion of our conversion obligation or we will increase the conversion rate by a number of additional shares of our common stock for debentures converted in connection with such fundamental change. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid (or deemed paid) per share of our common stock in such transaction, as described below under “Description of the Debentures—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change.” The adjustment to the conversion rate for debentures converted in connection with a fundamental change may not adequately compensate you for any lost value of your debentures as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $      per share or less than $      per share (in each case, subject to adjustment), no adjustment will be made to the conversion rate. Moreover, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed           shares per $1,000 principal amount of debentures, subject to adjustments in the same manner as the conversion rate as set forth under “Description of the Debentures—Conversion Rights—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate upon the occurrence of a fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

You may be subject to tax upon an adjustment to the conversion rate of the debentures even though you do not receive a corresponding cash distribution.

The conversion rate of the debentures is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common shareholders, such as in the case of a taxable dividend, you will be deemed to have received a taxable dividend to the extent of our earnings and profits that will be subject to U.S. federal income tax without the receipt of any cash. If you are a non-U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations”), such deemed dividend may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified in an applicable treaty, which may be set off against subsequent payments on the debentures. See “Description of the Debentures—Conversion Rights—Conversion Rate Adjustments” and “Material U.S. Federal Income Tax Considerations.”

If certain types of fundamental changes occur on or prior to the maturity date of the debentures, under some circumstances, we will increase the conversion rate for debentures converted in connection with the fundamental change. Such increase may be treated as a distribution subject to U.S. federal income tax as a dividend. See “Material U.S. Federal Income Tax Considerations.”

We may not have the funds necessary to settle conversions of the debentures if we irrevocably commit to settle, in whole or in part, in cash (instead of solely in shares) or to repay the debentures when required or to do so upon maturity or earlier acceleration.

Upon a fundamental change, as described in this prospectus supplement, and on November 1, 2017, November 1 2019 and November 1, 2024, you will have the right to require us to repurchase your debentures. In addition, upon conversion of the debentures, we may irrevocably commit to settle in cash and shares. We may not have sufficient funds to pay the repurchase price or principal return when due or have the ability to arrange necessary financing on acceptable terms. If we do not have sufficient funds to pay the repurchase price for all of the debentures you tender upon a fundamental change, the cash due upon repurchases of the debentures or the cash due upon conversion, an event of default under the indenture governing the debentures would occur as a result of such failure.

Our failure to make cash payments in respect of the debentures could result in an event of default or result in the acceleration of the maturity of, our then-existing indebtedness. Our inability to pay for your debentures that are tendered for repurchase or conversion could result in your receiving substantially less than the principal amount of the debentures.

See “Description of the Debentures—Purchase of Debentures by Us at the Option of the Holder,” “—Payment upon Conversion” and “—Holders May Require Us to Repurchase Their Debentures Upon a Fundamental Change.”

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the debentures.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your debentures. However, the fundamental change provisions will not afford protection to holders of debentures in the event of other transactions that could adversely affect the debentures. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the debentures. In the event of any such transaction, the holders would not have the right to require us to repurchase the debentures, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of debentures.

Fluctuations in the price of our common stock may impact the price of the debentures and make them more difficult to resell.

The market price and volume of our common stock have been and may continue to be subject to significant fluctuations due not only to general stock market conditions but also to a change in sentiment in the market regarding our operations, business prospects, liquidity or this offering.

The stock markets in general have experienced extreme volatility that has at times been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, make it difficult to predict the market price of our common stock in the future and cause the value of your investment to decline.

Because the debentures are convertible into shares of our common stock, volatility or depressed prices of our common stock could have a similar effect on the trading price of the debentures. Holders who receive common stock upon conversion of the debentures will also be subject to the risk of volatility and depressed prices of our common stock.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock and the value of the debentures.

Except as described under “Underwriting”, we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of additional shares of our common stock may dilute the ownership interest of our common stockholders adversely and affect the value of the debentures.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of the debentures, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the debentures. The price of our common stock could be affected by possible sales of our common stock by investors who view the debentures as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock as a result of this offering. The hedging or arbitrage activity could, in turn, affect the market price of the debentures.

Provisions in the indentures for the debentures, our charter documents and Delaware law could discourage an acquisition of us by a third party, even if the acquisition would be favorable to you.

Certain provisions of the debentures could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the debentures will have the right, at their option, to require us to repurchase for cash all or any portion of the holder’s debentures. In the event of a “make-whole fundamental change,” we also may be required to increase the conversion rate applicable to debentures surrendered for conversion in connection with such make-whole fundamental change. See “Description of the Debentures—Holders May Require Us to Repurchase Their Debentures Upon a Fundamental Change.” In addition, the indenture for the debentures prohibits us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity assumes our obligations under the debentures. These and other provisions, including the provisions of our charter documents and Delaware law described under “Description of the Securities We May Offer—Common Stock,” could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

You should consider the U.S. federal income tax consequences of owning the debentures.

Under the indenture governing the debentures, we will agree, and by acceptance of a beneficial interest in a debenture each holder of a debenture will be deemed to have agreed, to treat the debentures as indebtedness for U.S. federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments. For U.S. federal income tax purposes, interest income on the debentures will accrue at the rate of     % per year, payable semiannually, which rate represents our determination of the yield at which we could issue a comparable noncontingent, non-convertible, fixed-rate debt instrument with terms and conditions otherwise similar to the debentures. A U.S. Holder (as that term is defined in “Material U.S. Federal Income Tax Considerations”) will be required to accrue interest income on a constant yield to maturity basis at this rate (subject to certain adjustments), with the result that a U.S. Holder generally will recognize taxable income significantly in excess of the interest payments received while the debentures are outstanding.

A U.S. Holder will also recognize gain or loss on the sale, conversion, exchange, redemption or retirement of a debenture in an amount equal to the difference between the amount realized on the sale, conversion, exchange, redemption or retirement of the debenture, including the fair market value of our common stock received, and the U.S. Holder’s adjusted tax basis in the debenture. Any gain recognized on the sale, conversion, exchange, redemption or retirement of a debenture generally will be ordinary interest income and any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. The material U.S. federal income tax consequences of the purchase, ownership and disposition of the debentures are summarized in this prospectus supplement under the heading “Material U.S. Federal Income Tax Considerations.”

Use of Proceeds

We estimate that the net proceeds from the issuance and sale of the debentures (excluding accrued interest paid by purchasers), after deducting the underwriting discount and expenses relating to the offering, will be approximately $     . We plan to use these proceeds for general corporate purposes, including specifically, the further development of our businesses.

Capitalization

The following table sets forth our capitalization as of June 30, 2009 on an actual basis and as adjusted to give effect to the sale of the debentures.

	As of June 30, 2009
	Actual	As Adjusted
	(Unaudited, in thousands)

Long-Term Debt:
7.75% Senior Notes due 2012	$307,261		$307,261
5.875% Senior Notes due 2014	248,718		248,718
5.50% Senior Notes due 2016	348,774		348,774
6.45% Senior Debentures due 2027	346,385		346,385
6.25% Senior Debentures due 2036	492,489		492,489
8.50% Senior Notes due 2019(1)	393,856		393,856
% Convertible Senior Debentures offered hereby	—

Total Long-Term Debt(1)	2,137,483

Mandatorily Redeemable Convertible Preferred Stock	125,000		125,000

Mandatorily Redeemable Preferred Interest of Consolidated Subsidiaries	287,947		287,947

Total Stockholders’ Equity	2,432,976

Total Capitalization	$4,983,406	$

(1)	Does not reflect the issuance by us of $300.0 million of our 8.50% Senior Notes on September 25, 2009.

Price Range of Common Stock

Our common stock is traded on the New York Stock Exchange under the symbol “JEF.” The following table sets forth the range of high and low sales prices per share of our common stock for each calendar quarter.

	Common Stock
	High	Low

Year ended December 31, 2009:
Fourth Quarter (through October 19, 2009)	$30.75	$26.07
Third Quarter	27.60	17.82
Second Quarter	22.63	13.28
First Quarter	15.28	8.04
Year ended December 31, 2008:
Fourth Quarter	$22.60	$7.97
Third Quarter	29.00	13.19
Second Quarter	20.58	14.06
First Quarter	23.08	13.68
Year ended December 31, 2007:
Fourth Quarter	$29.67	$22.15
Third Quarter	30.98	22.40
Second Quarter	33.80	25.92
First Quarter	30.42	23.90

On October 19, 2009, the closing sale price of our common stock, as reported by the New York Stock Exchange, was $30.15 per share. On that date, there were approximately 1,200 holders of record.

Dividend Policy

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, applicable law, and other factors that our board of directors deems relevant.

Description of the Debentures

We will issue the debentures under an indenture to be dated as of October   , 2009, between us and The Bank of New York Mellon, as trustee (the “trustee”) as supplemented by a supplemental indenture. You may request a copy of the indenture from the trustee at the address provided herein. The terms of the debentures include those expressly set forth in the indenture.

The following description is a summary of the material provisions of the debentures and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the debentures and the indenture, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or the debentures are referred to, these provisions or defined terms are incorporated in this prospectus supplement by reference. We urge you to read the indenture and the debentures because they, and not this description, define your rights as a holder of the debentures. We or the trustee will provide you with a copy of the indenture and the form of the debentures upon request.

In this section, “Description of the Debentures,” the “Company,” “we,” “our” and “us” refer only to Jefferies Group, Inc. and not to its subsidiaries.

General

The debentures:

•	will be general unsecured, senior obligations of the Company;

•	will initially be limited to an aggregate principal amount of $300 million (or $345 million if the underwriters’ over-allotment option is exercised in full);

•	will bear cash interest from October , 2009 at an annual rate of % payable semi-annually in arrears on May 1 and November 1 of each year, beginning on May 1, 2010;

•	will not be redeemable prior to November 1, 2012;

•	will be redeemable at our option at any time, and from time to time, on or after November 1, 2012 and prior to November 1, 2017 for cash if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day prior to the date we provide the notice of redemption exceeds 130% of the conversion price in effect on the applicable trading day at a price equal to 100% of the principal amount of the debentures to be redeemed plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the redemption date;

•	will be redeemable at our option at any time on or after November 1, 2017 for cash at a price equal to 100% of the principal amount of the debentures to be redeemed plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the redemption date;

•	will be subject to the holders’ right to require us to purchase all or a portion of their debentures for cash on November 1, 2017, November 1, 2019 and November 1, 2024 (each, a “purchase date”) at a price equal to 100% of the principal amount of the debentures to be repurchased plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the purchase date;

•	will be subject to the holders’ right to require us to repurchase all or a portion of their debentures for cash in the event a fundamental change (as defined below under “Holders May Require Us to Repurchase Their Debentures upon a Fundamental Change”) occurs, at a repurchase price equal to 100% of the principal amount of the debentures to be repurchased plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the repurchase date;

•	will mature on November 1, 2029, unless earlier redeemed, converted or repurchased;

•	will be issued in denominations of $1,000 principal amount and integral multiples of $1,000; and

•	will be represented by one or more registered debentures in global form, but in certain limited circumstances may be represented by debentures in definitive form. See “Book-Entry, Delivery and Form.”

Subject to fulfillment of certain conditions and during the periods described below, the debentures may be converted based on an initial conversion rate of          shares of common stock per $1,000 principal amount of debentures (equivalent to an initial conversion price of approximately $      per share of common stock). The conversion rate is subject to adjustment if certain events occur. Upon conversion of a debenture, unless we have made an irrevocable net share settlement election as described below, we will satisfy our conversion obligation by delivering, at our election, shares of our common stock, cash or a combination of cash and shares of our common stock, as described below under “Conversion Rights—Payment upon Conversion.” You will not receive any separate cash payment for unpaid interest that has accrued to the conversion date except under the limited circumstances described below.

The indenture does not limit the amount of debt which may be issued by us or our subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “Holders May Require Us to Repurchase Their Debentures upon a Fundamental Change” and “Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the debentures protection in the event of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving the Company that could adversely affect such holders or result in a decline in the credit rating of the debentures (if the debentures are rated at such time).

We may, without the consent of the holders, issue additional debentures under the indenture with the same terms and, if permissible as a “qualified reopening” for U.S. federal income tax purposes, with the same CUSIP number as the debentures offered hereby in an unlimited aggregate principal amount. We or our affiliates may also from time to time repurchase debentures in open market purchases or negotiated transactions without giving prior notice to holders.

The debentures will be issued in denominations of $1,000 principal amount and integral multiples of $1,000. References to “a debenture” or “each debenture” in this prospectus supplement refer to $1,000 principal amount of the debentures, unless the context otherwise requires.

The Company does not intend to list the debentures on a national securities exchange or interdealer quotation system.

Payments on the Debentures; Paying Agent and Registrar; Transfer and Exchange

We will pay the principal of and interest on the debentures in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global debenture.

We will pay the principal of any certificated debentures at the office or agency designated by the Company for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in New York, New York as a place where certificated debentures may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the debentures, and the Company may act as its own paying agent or registrar. Interest on certificated debentures will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these debentures and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of debentures may transfer or exchange debentures at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the trustee or the registrar for any registration of transfer or exchange of debentures, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. The Company is not required to transfer or exchange any debenture surrendered for conversion.

The registered holder of a debenture will be treated as the owner of it for all purposes.

Interest

The debentures will bear interest at a rate of     % per year until maturity. Interest on the debentures will accrue from the most recent date on which interest has been paid or duly provided for or, if none, the issue date. Interest (and contingent interest, if any) will be payable semiannually in arrears on May 1 and November 1 of each year, beginning May 1, 2010.

Interest will be paid to the person in whose name a debenture is registered at the close of business on the April 15 or October 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the debentures will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date (other than an interest payment date coinciding with the stated maturity date, a redemption date or purchase date) of a debenture falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day, and no additional interest will accrue as a result of such delay in payment. If the stated maturity date, redemption date or purchase date would fall on a day that is not a business day, the required payment of interest, if any, and principal, will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the stated maturity date, redemption date or purchase date to such next succeeding business day. The term “business day” means, with respect to any debenture, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed.

Contingent Interest

Subject to the accrual and record date provisions described above, we will pay contingent interest to the holders of debentures during any six-month period from an interest payment date to, but excluding, the following interest payment date, commencing with the six-month period beginning on November 1, 2017, if the trading price of a debenture for each of the five trading days ending on the third trading day immediately preceding the first day of the relevant six-month period equals or exceeds $1,200 per $1,000 principal amount of debentures.

The amount of contingent interest payable per debenture with respect to any six-month period will equal 0.375% per annum of the average trading price of such debenture for the five trading days referred to above.

For the purposes of the foregoing contingent interest provisions, the “trading price” of the debentures on any date of determination means the average of the secondary market bid quotations per debenture obtained by the bid solicitation agent for $5,000,000 principal amount of the debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, which may include one or more of the underwriters of the debentures, provided that if at least three such bids cannot reasonably be obtained by the bid solicitation agent, but two such bids can reasonably be obtained by the bid solicitation agent, then the average of the two bids shall be used, and if only one such bid can be obtained by the bid solicitation agent, then that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of the debentures from a nationally-recognized securities dealer or if, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the debentures, then the trading price of a debenture will be determined by our board of directors based on a good faith estimate of the fair value of the debentures.

The bid solicitation agent will initially be the trustee. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the debentures.

Upon determination that holders of debentures will be entitled to receive contingent interest that will become payable during a relevant six-month period, on or prior to the start of such six-month period, we will provide notice to the trustee setting forth the amount of contingent interest per $1,000 principal amount of debentures and disseminate a press release through a public medium that is customary for such press releases.

We may unilaterally increase the amount of contingent interest we may pay or pay interest or other amounts we are not obligated to pay, but we will have no obligation to do so.

Ranking

The debentures will be our senior unsecured obligations and will rank equally in right of payment to all of our other senior unsecured indebtedness. The debentures will be effectively subordinated to all of our existing and future secured indebtedness, if any, to the extent of the value of the assets securing such indebtedness. As of June 30, 2009, we had no secured indebtedness. In addition, the debentures will be structurally subordinated to the liabilities, including trade payables, of our subsidiaries.

In the event of bankruptcy, liquidation, reorganization or other winding up of the Company, our assets that secure any of our indebtedness will first be used to repay that indebtedness. Any assets remaining after such repayment will be used to satisfy our payment obligations under the debentures and other liabilities that rank equally in right of payment to the debentures. There may not be sufficient assets to pay amounts due on any or all the debentures then outstanding.

The indenture does not restrict our ability to incur secured or other indebtedness in the future that may rank equally in right of payment to our obligations under the debentures being offered pursuant to this prospectus supplement.

Optional Redemption

We may not redeem the debentures prior to November 1, 2012. Beginning November 1, 2012 and prior to November 1, 2017, we may from time to time redeem for cash all or part of the debentures if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day prior to the date we provide the notice of redemption exceeds 130% of the conversion price in effect on the applicable trading day. On or after November 1, 2017, we may from time to time redeem for cash all or any portion of the debentures.

The redemption price will equal the sum of 100% of the principal amount of debentures to be redeemed plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the redemption date, unless the redemption date falls after a record date for the payment of interest but on or prior to the immediately succeeding interest payment date, in which case we will instead pay the full amount of accrued and unpaid interest, including any contingent interest and additional interest, to the holder of record as of the close of business on such record date and the redemption price will be 100% of the principal amount of debentures to be redeemed. The redemption date must be a business day.

We will give notice of redemption not more than 60 calendar days but not less than 30 calendar days prior to the redemption date to all record holders at their addresses set forth in the register of the registrar. This notice will state, among other things:

•	that you have a right to convert the debentures called for redemption, and the conversion rate then in effect, and;

•	the date on which your right to convert the debentures called for redemption will expire.

If we decide to redeem fewer than all of the outstanding debentures, the trustee will select the debentures to be redeemed (in principal amounts of $1,000 or integral multiples of $1,000) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate so long as such method is not prohibited by the rules of any stock exchange or quotation association on which the debentures or our common stock may then be traded or quoted.

If the trustee selects a portion of your debentures for partial redemption and you convert a portion of the same debenture, the converted portion will be deemed to be from the portion selected for redemption. In the event of any redemption in part, we will not be required to issue, register the transfer of, or exchange any certificated debenture during a period of 15 days before the date.

Purchase of Debentures by Us at the Option of the Holder

Holders have the right to require us to purchase all or a portion of their debentures for cash on November 1, 2017, November 1, 2019 and November 1, 2024 (each, a “purchase date”). The purchase price payable will be equal to 100% of the principal amount of the debentures to be purchased plus any accrued and unpaid interest (including contingent interest and additional interest, if any) to but excluding the purchase date, unless the purchase date falls after a record date for the payment of interest but on or prior to the immediately succeeding interest payment date, in which case we will instead pay the full amount of accrued and unpaid interest, including any contingent interest and additional interest, to the holder of record as of the close of business on such record date and the purchase price will be 100% of the principal amount of debentures to be purchased.

We will be required to purchase, on the applicable purchase date, any outstanding debentures for which a holder delivers a written purchase notice to the paying agent. If the relevant purchase date is not a business day, we will purchase the debentures on the next succeeding business day. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant purchase date until the close of business on the business day immediately preceding the purchase date. If the purchase notice is withdrawn before the close of business on the business day before the purchase date, we will not be obligated to purchase the related debentures. Also, as described in the “Risk Factors” section of this prospectus supplement under the caption “—We may not have the funds necessary to settle conversions of the debentures if we irrevocably commit to settle, in whole or in part, in cash (instead of solely in shares) or to repay the debentures when required or to do so upon maturity or earlier acceleration,” we may not have sufficient funds to purchase the debentures when we are required to do so, and we may be prohibited from paying the purchase price under the terms of our then current indebtedness. In addition, a debenture for which a purchase notice has been delivered cannot be converted unless that purchase notice is withdrawn in accordance with the indenture.

On or before the 20th business day prior to each purchase date, we will mail to the trustee, any paying agent and to all holders of the debentures at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

•	the name and address of the trustee, any paying agent and the conversion agent; and

•	the procedures that holders must follow to require us to purchase their debentures.

The purchase notice given by each holder electing to require us to purchase their debentures must state:

•	in the case of debentures in certificated form, the certificate numbers of the holder’s debentures to be delivered for purchase;

•	the portion of the principal amount of debentures to be purchased, in integral multiples of $1,000; and

•	that the debentures are to be purchased by us pursuant to the applicable provision of the debentures and the indenture.

If the debentures are not in certificated form, the notice given by each holder must comply with appropriate DTC procedures.

No debentures may be purchased by us at the option of the holders if the principal amount of the debentures has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

A holder may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the trustee or any paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

•	the name of the holder;

•	a statement that the holder is withdrawing its election to require us to purchase its debentures;

•	the principal amount of the withdrawn debentures, which must be an integral multiple of $1,000;

•	if the relevant debenture is in certificated form, the certificate numbers of the withdrawn debentures; and

•	the principal amount, if any, which remains subject to the purchase notice, which must be an integral multiple of $1,000.

If the debentures are not in certificated form, the notice given by each holder must comply with appropriate DTC procedures.

A holder must either effect book-entry transfer or deliver the debentures, together with necessary endorsements, to the office of the trustee or any paying agent after delivery of the purchase notice to receive payment of the purchase price. A holder will receive payment promptly following the later of the purchase date or the date of book-entry transfer or the delivery of the debentures together with the necessary endorsements. If the trustee or any paying agent holds money sufficient to pay, on the purchase date, the purchase price of the debentures, then, as of the purchase date:

•	the debentures will cease to be outstanding and interest thereon will cease to accrue; and

•	all other rights of the holder with respect to such debentures will terminate (other than the right to receive the purchase price upon delivery or transfer of the debentures together with necessary endorsements).

This will be the case whether or not book-entry transfer of the debentures is made and whether or not the debentures are delivered to the paying agent.

We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable to any repurchase of debentures. If then required by the applicable rules, we will file a schedule TO or any other schedule required in connection with any offer by us to repurchase the debentures.

Our ability to repurchase debentures is subject to important limitations. Our credit agreements or other agreements relating to our indebtedness or otherwise may contain provisions prohibiting repurchase of the debentures under certain circumstances, or expressly prohibit our repurchase of the debentures. If you elect to require us to purchase your debentures at a time when we are prohibited from repurchasing debentures, we may seek the consent of our lenders to repurchase the debentures or may attempt to refinance this debt. Further, there can be no assurance that we would have the financial resources, or would be able to arrange financing, to pay the purchase price for all the debentures seeking to exercise their repurchase right. If we do not obtain consent, we would not be permitted to repurchase the debentures.

Our failure to repurchase tendered debentures would constitute an event of default under the indenture, which would most likely constitute a default under the terms of our other indebtedness.

Conversion Rights

General

Prior to August 1, 2029, the debentures will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon Satisfaction of Sale Price Condition,” “—Conversion upon Satisfaction of Trading Price Condition,” “—Conversion upon Notice of Redemption,” and “—Conversion upon Specified Corporate Transactions.” On or after August 1, 2029, holders may convert each of their debentures at the applicable conversion rate at any time prior to the close of business on the second business day immediately preceding the maturity date. Debentures may not be converted after the close of business on the second business day immediately preceding the maturity date. The conversion rate will initially be          shares of common stock per $1,000 principal amount of debentures (equivalent to an initial conversion price of approximately $      per share of common stock). Upon conversion of a debenture, unless we have made an irrevocable net share settlement election, as described below, we will satisfy our conversion obligation by delivering, at our election, shares of our common stock, cash or a combination of cash and shares of our common stock, as set forth below under “—Payment upon Conversion.” The trustee will initially act as the conversion agent.

A holder may convert fewer than all of such holder’s debentures so long as the debentures converted are an integral multiple of $1,000 principal amount.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, except as described below. We will not issue fractional shares of our common stock upon conversion of debentures. Instead, we will pay cash in lieu of fractional shares as described under “—Payment upon Conversion.” Our delivery to you of consideration due upon conversion as described herein will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the debenture; and

•	accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the conversion date.

As a result, accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if a debenture is converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest but prior to the next interest payment date, the holder of such debenture at 5:00 p.m., New York City time, on such record date will receive the interest payable on such debenture on such interest payment date notwithstanding the conversion. However, debentures tendered for conversion during such period must be accompanied by funds equal to the amount of accrued but unpaid interest (including contingent interest and additional interest, if any) payable, on such interest payment date, on the debentures so converted; provided that no such payment need be made:

•	for conversions following the record date immediately preceding the maturity date;

•	if we have specified a redemption date that is after the record date and on or prior to the corresponding interest payment date;

•	if we have specified a fundamental change repurchase date that is after the record date and on or prior to the corresponding interest payment date; and

•	to the extent of any overdue interest, if any overdue interest exists at the time of the applicable interest payment date with respect to such debenture.

If a holder converts debentures, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their debentures for conversion under the following circumstances:

Conversion upon Satisfaction of Sale Price Condition

Prior to August 1, 2029, a holder may surrender all or a portion of its debentures for conversion during any fiscal quarter (and only during such fiscal quarter) commencing after December 31, 2009 if the last reported sale price of the common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the conversion price on each such trading day.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by Pink Sheets LLC or a similar organization.

If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Trading day” means a day on which (i) trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not then listed on New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, in the principal other market on which our common stock is then traded, and (ii) a last reported sale price for our common stock is available on such securities exchange or market. If our common stock (or other security for which a closing sale price must be determined) is not so listed or traded, “trading day” means a business day.

Conversion upon Satisfaction of Trading Price Condition

Prior to August 1, 2029, a holder of debentures may surrender all or a portion of its debentures for conversion during the five business-day period after any ten consecutive trading-day period (the “measurement period”) in which the trading price per $1,000 principal amount of debentures, as determined following a request by a holder of debentures in accordance with the procedures described below, for each trading day of that measurement period was less than 95% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day. We refer to this condition as the “trading price condition.”

For this purpose “trading price” of the debentures on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5,000,000 principal amount of the debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that, if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of the debentures from an independent nationally recognized securities dealer, then the trading price per $1,000 principal amount of debentures will be deemed to be less than 95% of the product of the last reported sale price of our common stock and the applicable conversion rate on such date of determination. If we do not so instruct the bid solicitation agent to obtain bids when required, the trading price per $1,000 principal amount of the debentures will be deemed to be less than 95% of the product of the last reported sale price of our common stock and the applicable conversion rate on each day we fail to do so.

The bid solicitation agent shall have no obligation to determine the trading price of the debentures unless we have requested such determination; and we shall have no obligation to make such request unless a holder of a debenture provides us with reasonable evidence that the trading price per $1,000 principal amount of debentures would be less than 95% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the bid solicitation agent to determine the trading price of the debentures beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of debentures is greater than or equal to 95% of the product of the last reported sale price of our common stock and the applicable conversion rate. If the trading price condition has been met, we will so notify the holders. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of debentures is equal to or greater than 95% of the product of the last reported sale price of our common stock and the applicable conversion rate for such date, we will so notify the holders.

Conversion upon Specified Corporate Transactions

Certain Distributions

If, prior August 1, 2029, we elect to:

•	issue to all or substantially all holders of our common stock rights entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the average of the last reported sale prices per share of our common stock for the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the announcement of such issuance; or

•	distribute to all or substantially all holders of our common stock our assets, debt securities or rights to purchase our securities,

we must notify the holders of the debentures at least 30 scheduled trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their debentures for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the debentures are not otherwise convertible at such time.

Certain Corporate Events

If, prior to the close of business on the business day immediately preceding August 1, 2029:

•	a “fundamental change” (as defined under “—Holders May Require Us to Repurchase Their Debentures Upon a Fundamental Change”) or a “make-whole fundamental change” (as defined under “—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change”) occurs, or

•	we are a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of our assets, pursuant to which our common stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other assets, the debentures may be surrendered for conversion at any time from, and including, the 30th scheduled trading day prior to the anticipated effective date of such transaction to, and including, the 35th trading day following such effective date or, if such transaction also constitutes a fundamental change, the fundamental change repurchase date for that fundamental change. Holders that convert their debentures in connection with a “make-whole fundamental change” may in some circumstances also be entitled to an increased conversion rate. See “—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change.” If we announce a transaction that causes the debentures to become convertible pursuant to these provisions, but the transaction is not consummated, then on the date we announce that the transaction will not occur, the debentures will cease to be convertible pursuant to these provisions on account of such transaction. We will notify holders and the trustee as promptly as practicable following (i) the date we publicly announce such transaction, but in no event fewer than 30 scheduled trading days prior to the anticipated effective date of such transaction, and (ii) the effective date of such transaction, but in any event, within five days after the effective date of such transaction.

Conversion upon Notice of Redemption

If we call any of the debentures for redemption, holders may convert any of their debentures at any time prior to the close of business on the second business day immediately preceding the redemption date, even if the debentures are not otherwise convertible at such time. If a holder already has delivered a purchase notice with respect to a debenture, however, the holder may not surrender that debenture for conversion until the holder has withdrawn the purchase notice in accordance with the indenture.

Conversions on or after August 1, 2029

On or after August 1, 2029, a holder may convert any of its debentures at any time prior to the close of business on the second business day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion Procedures

If you hold a beneficial interest in a global debenture, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global debenture and, if required, pay funds equal to interest payable on the next interest payment date and, if required, pay all taxes or duties, if any.

If you hold a certificated debenture, to convert you must:

•	complete and manually sign the conversion notice on the back of the debenture, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the debenture to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date you comply with the relevant procedures described above is the “conversion date” under the indenture.

Irrevocable Election of Net Share Settlement

At any time prior to August 1, 2029, we may irrevocably elect net share settlement of the debentures upon conversion. If we make such an election, then all debentures tendered for conversion on a conversion date that follows the date of such election will be settled in a combination of cash and shares, as described below under “—Payment upon conversion,” with a “fixed dollar amount” (as described below under “—Payment upon conversion”) equal to $1,000. This irrevocable net share settlement election is in our sole discretion and does not require the consent of the holders of the debentures.

We will notify holders, the trustee and the conversion agent promptly upon making such election.

We may irrevocably renounce this right to elect net share settlement of the debentures by notifying holders, the trustee and the conversion agent at any time prior to the earlier of the (i) August 1, 2029 and (ii) our exercise of such right. Upon such renunciation, we will no longer have the right to elect the net share settlement with respect to the debentures, and any such attempted election shall have no effect.

Payment upon Conversion

Unless we have made an irrevocable net share settlement election as described above under “—Irrevocable Election of Net Share Settlement”, we may elect to deliver shares of our common stock, cash or a combination of cash and shares of our common stock in satisfaction of our obligations upon conversion of the debentures. If we have made the irrevocable net share settlement election, however, we may only settle such debentures by net share settlement. We will inform the holders so converting and the conversion agent through the trustee of the method we choose to satisfy our obligation upon conversion of the debentures no later than the second scheduled trading day immediately following the related conversion date. If we do not provide such notice, we will be presumed to have elected to satisfy our obligation by net share settlement.

Prior to August 1, 2029, we may deliver a one-time notice to the holders of the debentures, the trustee and the conversion agent designating the settlement method for all conversions that occur on or after August 1, 2029. If we do not provide such notice, we then we will settle all such conversions of the debentures by net share settlement.

If we choose to satisfy any portion of our conversion obligation by delivering cash, other than solely cash in lieu of any fractional shares, or if we have made an irrevocable net share settlement election, we will specify the fixed dollar amount per $1,000 principal amount of the debentures to be satisfied by the delivery of cash; provided the fixed dollar amount due upon conversion shall in no event exceed the conversion value (as defined below). We have a policy of settling conversions of the debentures using net share settlement. If we have previously made an irrevocable net share settlement election, and we fail to timely notify converting holders of the fixed dollar amount, the fixed dollar amount will be deemed to be $1,000.

We will treat all holders of the debentures converting on the same trading day in the same manner. Except for all conversions that occur on or after August 1, 2029, we will not, however, have any obligation to repay any debentures tendered for conversion on different trading days in the same manner. That is, we may choose on one trading day to settle entirely in shares of our common stock and choose on another trading day to settle entirely in cash or a combination of cash and shares of our common stock.

Settlement in shares of our common stock only will occur on the third trading day following the conversion date (or, if earlier, on the maturity date). Settlement in cash and/or shares of our common stock will occur on the third trading day following the final trading day of the applicable observation period.

The settlement amount will be computed as follows:

(1) if we elect to satisfy the entire conversion obligation in common stock only, we will deliver to the holder for each $1,000 principal amount of the debentures converted a number of shares of our common stock equal to the conversion rate in effect on the conversion date plus cash in lieu of fractional shares, if applicable;

(2) if we elect to satisfy the entire conversion obligation in cash only, we will deliver to the holder for each $1,000 principal amount of the debentures converted cash in an amount equal to the conversion value; and

(3) if we elect to satisfy the conversion obligation in a combination of cash and common stock or if we have made an irrevocable net share settlement election, we will deliver to the holder for each $1,000 principal amount of the debentures converted:

•	(i) a cash amount equal to the lower of (a) the fixed dollar amount per $1,000 principal amount of the debentures to be satisfied in cash specified in the notice regarding our chosen method of settlement (the “fixed cash amount”) and (b) the conversion value; and

•	(ii) a number of shares equal to the sum, for each of the trading days in the observation period, of 1/20th of a fraction (a) whose numerator is the excess, if any, of (I) the product of the conversion rate in effect on such trading day and the VWAP of our common stock on such trading day over (II) the fixed cash amount and (b) whose denominator is such VWAP (except that if such sum is not a whole number, then we will pay cash in lieu of any fractional shares).

The “observation period” means the 20 consecutive trading days:

•	with respect to conversion dates occurring during the period beginning August 1, 2029, beginning on and including the 22nd scheduled trading day immediately preceding the maturity date; and

•	with respect to conversion dates occurring after we have given a notice of redemption, beginning on and including the 20th scheduled trading day immediately preceding the redemption date; and

•	in all other cases, beginning on and including the third trading day following the conversion date.

The “conversion value”, for every $1,000 principal amount of a debenture being converted, means an amount equal to the sum of the daily conversion values for each of the 20 trading days in the observation period.

The “daily conversion value” for any trading day equals 1/20th of:

•	the conversion rate in effect on that trading day multiplied by

•	the VWAP of our common stock on that trading day.

The “VWAP” for our common stock means, with respect to any trading day during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page JEF US Equity AQR or any successor page in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or if such volume-weighted average price is unavailable, the market value per share of our common stock on such trading day as determined by a nationally recognized independent investment banking firm retained for this purpose by us. “VWAP” will be determined without reference to extended or after-hours trading.

With respect to this section, “trading day” means a day during which:

•	trading in our common stock generally occurs on the primary exchange or market on which our common stock is listed, quoted or admitted for trading; and

•	there is no market disruption event;

provided, however, that if on any trading day our common stock is not traded on any market, then that trading day shall nevertheless be a “trading day” so long as we are able to obtain the market value per share of our common stock on that trading day from a nationally recognized independent investment banking firm retained for this purpose by us.

A “market disruption event” means:

•	a failure by the primary U.S. national securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session; or

•	the occurrence or existence on any trading day for our common stock of an aggregate one half-hour period, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

Fractional Shares.  We will deliver cash in lieu of any fractional shares of common stock issuable in connection with a conversion of debentures based on the daily VWAP of our common stock on the final trading day of the applicable observation period (or, in the case of settlement in shares of common stock only, based on the daily VWAP of our common stock on the conversion date).

Exchange in Lieu of Conversion

When a holder surrenders debentures for conversion, we may direct the conversion agent to surrender, on or prior to the second business day following the conversion date, such debentures to a financial institution designated by us for exchange in lieu of conversion. In order to accept any debentures surrendered for conversion, the designated institution must agree to deliver, in exchange for such debentures, cash, shares of our common stock or a combination of cash and shares of our common stock, equal to the consideration due upon conversion, all as provided above under “— Conversion Procedures — Irrevocable Election of Net Share Settlement” and “— Conversion Procedures — Payment upon Conversion”. By the close of business on the second business day immediately following the conversion date, we will notify the holder surrendering debentures for conversion, the trustee and the conversion agent that we have directed the designated financial institution to make an exchange in lieu of conversion and such financial institution will be required to notify the conversion agent whether it will deliver, upon exchange, cash, shares of our common stock or a combination of cash and shares of common stock.

If the designated institution accepts any such debentures, it will deliver cash, shares of our common stock or a combination of cash and shares of our common stock to the conversion agent, and the conversion agent will deliver the cash and/or shares, as the case may be, to the applicable holder. Any debentures exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any debentures for exchange but does not timely deliver the related consideration, or if such designated financial institution does not accept the debentures for exchange, we will deliver as soon as practicable the relevant conversion consideration as if we had not made an exchange election.

Our designation of an institution to which the debentures may be submitted for exchange does not require the institution to accept any debentures. We will not pay any consideration to, or otherwise enter into any agreement with, the designated institution for or with respect to such designation.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the debentures participate, as a result of holding the debentures, in any of the transactions described below without having to convert their debentures as if they held the full number of shares underlying their debentures.

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS1 OS0

where:

CR0 = the conversion rate in effect immediately prior to the ex-dividend date of such dividend or distribution, or the effective date of such share split or combination, as applicable;

CR1 = the conversion rate in effect immediately after the opening of business on such ex-dividend date or effective date, as applicable;

OS0 = the number of shares of our common stock outstanding immediately prior to such ex-dividend date or effective date, as applicable; and

OS1 = the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such dividend, distribution, share split or share combination.

(2) If we distribute to all or substantially all holders of our common stock any rights or warrants entitling them, for a period expiring within 60 calendar days after the declaration date of such distribution, to subscribe for or purchase shares of our common stock, at a price per share less than the last reported sale price of our common stock on the trading day immediately preceding the declaration date of such distribution, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR1 = CR0 ×	OS0 + X OS0 + Y

where:

CR0 = the conversion rate in effect immediately prior the ex-dividend date for such distribution;

CR1= the conversion rate in effect immediately after the open of business on such ex-dividend date;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;

X = the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution.

For purposes of this clause (2), in determining whether any rights or warrants entitle the holders to subscribe for or purchase common stock at a price per share less than the average of the last reported sale prices of our common stock for the relevant period, and in determining the aggregate exercise price payable for such common stock, there shall be taken into account any consideration received by the Company for such rights or warrants and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be determined by our board of directors.

(3) If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights or warrants to acquire our capital stock or other securities to all or substantially all holders of our common stock, excluding:

•	dividends or distributions and rights or warrants as to which an adjustment is required pursuant to clause (1) or (2) above or (4) below; and

•	spin-offs to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	SP0 SP0 - FMV

where:

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1 = the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets, property, rights or warrants distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	FMV0 + MP0 MP0

where:

CR0 = the conversion rate in effect immediately prior to the end of the valuation period (as defined below);

CR1 = the conversion rate in effect immediately after the end of the valuation period;

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined for purposes of the definition of last reported sale price as if such capital stock or similar equity interest were our common stock) over the first 10 consecutive trading-day period after, and including, the effective date of the spin-off (the “valuation period”); and

MP0 = the average of the last reported sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph will occur on the last day of the valuation period; provided that in respect of any conversion during the valuation period, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the conversion date in determining the applicable conversion rate.

(4) If any cash dividend or distribution is made to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	SP0 SP0 - C

where:

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1 = the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0 = the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C = the amount in cash per share we distribute to holders of our common stock.

If any dividend or distribution described in clauses (1), (3) or (4) above is declared but not so paid or made, the conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(5) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	AC + (SP1 × OS1) OS0 × SP1

where:

CR0 = the conversion rate in effect immediately prior to the close of business on the effective date of the adjustment (as described below);

CR1 = the conversion rate in effect immediately after the close of business on the effective date of the adjustment;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS1 = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such offer); and

SP1 = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires.

The “effective date of the adjustment” means the tenth trading day from, and including, the trading day next succeeding the date such tender or exchange offer expires. The adjustment to the conversion rate under this clause (5) will occur on such effective date of the adjustment; provided that in respect of any conversion within 10 trading days immediately following, and including, the expiration date of any tender or exchange offer, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the applicable conversion rate. If we are, or one of our subsidiaries is, obligated to purchase our common stock pursuant to any such tender or exchange offer but are permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the conversion rate shall be readjusted to be the conversion rate that would be in effect if such tender or exchange offer had not been made.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. If, however, the application of the foregoing formulas would result in a decrease in the conversion rate or reduce the conversion price below the par value per share of common stock, no adjustment to the conversion rate will be made (other than as a result of a share combination).

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

Subject to any applicable stock exchange listing requirements, we are permitted to increase the conversion rate of the debentures by any amount for a period of at least 20 business days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event, subject to any applicable stock exchange listing requirements.

A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the

U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material U.S. Federal Income Tax Considerations.”

To the extent that we have a rights plan in effect upon a conversion of debentures, and we deliver shares of our common stock upon such conversion, you will receive, in addition to such shares of common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock shares of our capital stock, evidences of indebtedness, assets, property, rights or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share, with five one-hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655). We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried-forward adjustments on each conversion date, and each settlement period trading day with respect to any conversion date, for any debentures.

Notwithstanding the conversion rate adjustment provisions above, if any conversion rate adjustment becomes effective, or any ex-dividend date relating to a required conversion rate adjustment occurs, during the period beginning on a conversion date and ending on the close of business on the last trading day of the corresponding observation period, if any, the board of directors will make adjustments to the conversion rate or the amount of cash or number of shares of common stock issuable upon conversion of the debentures, as may be necessary or appropriate to effect the intent of the foregoing conversion rate adjustments to avoid unjust or inequitable results, as determined in good faith by the board so long as such adjustments benefit the holder. Any adjustment made pursuant to this paragraph will apply in lieu of the adjustment or other term that would otherwise be applicable.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination or a change in par value), a consolidation, merger or combination involving us, a sale, lease or other transfer to a third party of the consolidated assets of us and our subsidiaries substantially as an entirety, or any statutory share exchange, in each case, as a result of which our common stock would be converted into, or exchanged for, or constitutes solely the right to receive, stock, other securities or other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert a debenture will be changed into a right to convert each $1,000 principal amount of debentures into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) (the “reference property”) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have received on account of such transaction. However, at and after the effective time of the transaction (x) the amount otherwise payable in cash upon conversion of the debentures as set forth under “— Payment upon Conversion” above will continue to be payable in cash, (y) the number of shares of our common stock otherwise deliverable upon conversion of the debentures as set forth under “— Payment upon Conversion” above will be instead be deliverable in the kind and amount of such reference property set forth above and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such transaction.

If the reference property consists solely of cash and the effective time of the applicable transaction occurs on or before the third business day after the last trading day in the observation period applicable to the conversion of a debenture, then (i) the consideration due upon such conversion shall consist of cash in an amount, per $1,000 principal amount of such debenture, equal to the product of (A) the amount of cash paid per share of common stock pursuant to such transaction and (B) the conversion rate on the conversion date for such conversion; and (ii) such consideration shall be paid no later than the third business day after the later of such conversion date and such effective date.

If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the debentures will be convertible will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of our common stock, subject to our (or our successor’s) right to deliver, in lieu of reference property, cash or a combination of cash and reference property, as described under “— Payment upon Conversion.” We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate last reported prices or daily VWAP over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period from which such prices are to be calculated.

Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change

If a fundamental change as defined below, other than a change of control as defined in clause (1) of the definition thereof, (determined after giving effect to any exceptions or exclusions to such definition, but without regard to the proviso in clause (2) of the definition of “change of control”) (such a transaction, a “make-whole fundamental change”) occurs prior to November 1, 2017 and a holder elects to convert its debentures in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the debentures so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of debentures will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the notice of conversion of the debentures is received by the conversion agent from, and including, the scheduled trading day following the effective date of the make-whole fundamental change up to, and including, the 35th trading day immediately following the effective date of such make-whole fundamental change (or, if following such make-whole fundamental change, which is a fundamental change, the debentures have become due and payable as described under “— Events of Default,” until the close of business on the business day immediately preceding the date the debentures are due and payable).

Upon surrender of debentures for conversion in connection with a make-whole fundamental change, we will settle our conversion obligation by delivering shares of our common stock, cash or a combination of cash and shares of our common stock, as described under “— Conversion Rights — Payment upon Conversion,” at the increased conversion rate. However, if the consideration for our common stock in such make-whole fundamental change is comprised entirely of cash, for any conversion of debentures following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the stock price (as such term is defined below) for the transaction and will be deemed to be an amount equal to the applicable conversion rate (including any adjustment as described in this section) multiplied by such applicable price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date.

The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the make-whole fundamental change. If the holders of our common stock receive only cash in the make-whole fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five trading-day period ending on the trading day preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the debentures is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

The following table sets forth the stock price and the number of additional shares to be received per $1,000 principal amount of debentures:

Stock Price
Effective Date

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the earlier and later effective dates, as applicable, based on a 365- or 366-day year, as applicable.

•	If the stock price is greater than $ per share (subject to adjustment), no additional shares will be added to the conversion rate.

•	If the stock price is less than $ per share (subject to adjustment), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of shares of our common stock issuable upon conversion exceed           per $1,000 principal amount of debentures, subject to adjustments in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Holders May Require Us To Repurchase Their Debentures Upon a Fundamental Change

If a “fundamental change,” as described below, occurs, each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to repurchase for cash all or any portion of the holder’s debentures in integral multiples of $1,000 principal amount, at a price equal to 100% of the principal amount of the debentures to be repurchased, plus, except as described below, any accrued and unpaid interest (including contingent interest and additional interest, if any) to, but excluding, the “fundamental change repurchase date,” as described below.

However, if the fundamental change repurchase date is after a record date for the payment of an installment of interest and on or before the related interest payment date, then the payment of interest becoming due on that interest payment date will be payable, on that interest payment date, to the holder of record at the close of business on the record date, and the repurchase price will not include any accrued and unpaid interest.

We must repurchase the debentures on a date of our choosing, which we refer to as the “fundamental change repurchase date.” However, the fundamental change repurchase date must be no later than 35 days, and no earlier than 20 business days, after the date we have mailed a notice of the fundamental change, as described below.

Within 15 business days after the occurrence of a fundamental change, we must mail to all holders of debentures at their addresses shown on the register of the registrar, and to beneficial owners as required by applicable law, a notice regarding the fundamental change. We must also publish the notice in a press release disseminated through Dow Jones & Company, Inc. or Bloomberg Business News or other similarly broad public medium that is customary for such press releases. The notice must state, among other things:

•	the events causing the fundamental change;

•	the date of the fundamental change;

•	the fundamental change repurchase date;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the names and addresses of the paying agent and the conversion agent;

•	the procedures that holders must follow to exercise their repurchase right;

•	the conversion rate and any adjustments to the conversion rate that will result from the fundamental change; and

•	that debentures with respect to which a holder has delivered a fundamental change repurchase notice may be converted, if otherwise convertible, only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture.

To exercise the repurchase right, a holder must deliver a written fundamental change repurchase notice to the paying agent no later than the close of business on the business day immediately preceding the fundamental change repurchase date. This written notice must state:

•	the certificate numbers of the debentures that the holder will deliver for repurchase, if they are in certificated form;

•	the principal amount of the debentures to be repurchased, which must be an integral multiple of $1,000; and

•	that the debentures are to be repurchased by us pursuant to the fundamental change provisions of the indenture.

A holder may withdraw any fundamental change repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal must state:

•	the name of the holder;

•	a statement that the holder is withdrawing its election to require us to repurchase its debentures;

•	the certificate numbers of the debentures being withdrawn, if they are in certificated form;

•	the principal amount of debentures being withdrawn, which must be an integral multiple of $1,000; and

•	the principal amount, if any, of the debentures that remain subject to the fundamental change repurchase notice, which must be an integral multiple of $1,000.

If the debentures are not in certificated form, the above notices must comply with appropriate DTC procedures.

To receive payment of the fundamental change repurchase price for a debenture for which the holder has delivered and not withdrawn a fundamental change repurchase notice, the holder must deliver the debenture, together with necessary endorsements, to the paying agent at any time after delivery of the fundamental change repurchase notice. We will pay the fundamental change repurchase price for the debenture on the later of the fundamental change repurchase date and the time of delivery of the debenture, together with necessary endorsements.

For a discussion of certain tax consequences to a holder upon the exercise of the repurchase right, see “Material U.S. Federal Income Tax Considerations.”

If the paying agent holds on the fundamental change repurchase date money sufficient to pay the fundamental change repurchase price due on a debenture in accordance with the terms of the indenture, then, on and after the fundamental change repurchase date, the debenture will cease to be outstanding and interest on such debenture will cease to accrue, whether or not the holder delivers the debenture to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the fundamental change repurchase price upon delivery of the debenture.

A “fundamental change” will be deemed to have occurred (1) upon a change of control of the Company or (2) upon a termination of trading.

A “change of control” will be deemed to have occurred at such time after the original issuance of the debentures when any of the following has occurred:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than the Company, our subsidiaries or our employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our capital stock representing more than 50% of the voting power of our capital stock; or

(2) consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination or a change in par value) as a result of which our common stock would be converted into, or exchanged for, or would constitute solely the right to receive, stock, other securities or other property or assets or (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of the consolidated assets of us and our subsidiaries substantially as an entirety to any “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than one of our subsidiaries; provided, however, that any such share exchange, consolidation or merger will not be a change of control if holders of our common equity immediately prior to such transaction collectively own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportion as such ownership immediately prior to such share exchange, consolidation or merger.

However, a change of control will not be deemed to have occurred as a result of clause (2) above, and any transaction or event described in clause (2) above will not constitute a make-whole fundamental change, in each case, if at least 90% of the consideration received or to be received by our common shareholders, excluding cash payments for fractional shares and cash payments in respect of statutory dissenters’ rights, in connection with such transaction or event consists of shares of common stock (or depositary receipts or shares evidencing common stock) traded on the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors) or which will be so traded or quoted when issued or exchanged in connection with such transaction or event (these securities being referred to as “publicly traded securities”) and as a result of such transaction or event the debentures become convertible into such publicly traded securities, excluding cash payments for fractional shares and cash payments in respect of statutory dissenters’ rights (subject to the provisions set forth above under “— Conversion Rights — Payment upon Conversion”), as described above under “— Recapitalizations, Reclassifications and Changes of Our Common Stock.”

A “termination of trading” will be deemed to have occurred at such time as our common stock (or other common stock or depositary shares or receipts in respect thereof into which the debentures are then convertible) ceases to be listed or quoted on the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors) for a period of 30 consecutive scheduled trading days.

The fundamental change provisions could discourage a potential acquirer of us. The fundamental change feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change conversion feature is a result of negotiations between us and the underwriters.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the fundamental change provisions may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of our debt, including other secured indebtedness, outstanding or otherwise adversely affect holders. Neither we nor our subsidiaries are prohibited from incurring debt, including other unsubordinated indebtedness or secured indebtedness, by the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the debentures.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of the consolidated assets of us and our subsidiaries “substantially as an entirety.” There is no precise, established definition of the phrase “substantially as an entirety” under applicable law. Accordingly, the ability of a holder of the debentures to require us to cause us to repurchase its debentures as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have sufficient funds to pay the principal and accrued and unpaid interest on debentures tendered for repurchase. Our ability to pay such amounts may be limited by restrictions on our ability to obtain funds through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors — Risks Related to the Debentures — We may not have the ability to raise the funds necessary to settle conversions of the debentures if we irrevocably commit to settle in cash and shares (instead of solely in shares) or to repurchase the debentures when required or to repay the debentures upon maturity or earlier acceleration.” If we fail to repurchase the debentures when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar fundamental change provisions permitting the holders thereof to require us to repurchase the indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

The indenture provides that we may not consolidate with or merge with or into any other person or sell, lease or otherwise transfer the consolidated assets of us and our subsidiaries substantially as an entirety to another person, unless:

•	the resulting, surviving or transferee person (if not the Company) (the “successor company”) will be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and the successor company (if not us) will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all of our obligations under the debentures and the indenture;

•	immediately after giving effect to such transaction, no default or event of default under the indenture shall have occurred and be continuing; and

•	we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

The successor company will succeed to, and be substituted for, and may exercise every right and power of us under the indenture, but in the case of a conveyance, transfer or lease, we will not be released from the obligation to pay the principal of and interest on the debentures.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to repurchase the debentures of such holder as described above.

SEC and Other Reports

We shall deliver to the trustee copies of our annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act within 15 days after we are required to file such annual and quarterly reports, information, documents and other reports with the SEC. Documents that are filed by us with the SEC via its EDGAR system (or any successor thereto) and are publicly available will be deemed to be delivered to the trustee as of the time such documents are so filed.

Events of Default

The following will constitute events of defaults under the indenture, subject to any additional limitations, qualifications and cure periods included in the indenture:

•	we fail to pay the principal of any debenture when due and payable at its stated maturity, upon any repurchase or redemption, or otherwise;

•	we fail to pay any interest on the debentures when due and such failure continues for a period of 30 days past the applicable due date;

•	we fail to satisfy our conversion obligation upon exercise of a holder’s conversion right and such failure continues for a period of five calendar days following the scheduled settlement date for such conversion;

•	we fail to comply with our notice obligations under “— Holders May Require Us to Repurchase Their Debentures Upon a Fundamental Change,” on a timely basis;

•	we fail to comply with our obligations under “Consolidation, Merger and Sale of Assets;”

•	we fail to perform or observe any of our other covenants or warranties in the indenture or in the debentures for 90 days after written notice to us from the trustee or to us and the trustee from the holders of at least 25% in principal amount of the outstanding debentures;

•	default by the Company or any subsidiary in the payment of principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $10.0 million (or its foreign currency equivalent) in the aggregate of the Company and/or any subsidiary, whether such indebtedness now exists or shall hereafter be created; and

•	certain events of bankruptcy, insolvency and reorganization of us or any of our significant subsidiaries.

The foregoing will constitute events of default whatever the reason for such event of default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

If a default under the indenture occurs and is continuing and is known to the trustee, the trustee must mail to each holder of the debentures notice of the default within 15 days after it occurs. The trustee may withhold notice to the holders of the debentures of a default if it believes doing so is in the interests of the holders, except defaults in non-payment of principal or interest on any debentures when due or in the payment of any conversion, redemption or repurchase obligation.

If an event of default (other than an event of default relating to certain events of bankruptcy, insolvency or reorganization of us) occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding debentures may declare the principal and accrued and unpaid interest on the outstanding debentures to be immediately due and payable. In case of certain events of bankruptcy, insolvency or reorganization as described above, the principal and accrued and unpaid interest on the debentures will automatically become immediately due and payable. Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding debentures may rescind such acceleration with respect to the debentures and, as is discussed below, waive these past defaults.

Notwithstanding the foregoing, the indenture for the debentures provides that, to the extent elected by the Company, the sole remedy for an event of default relating to the failure by the Company to deliver to the trustee any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will for the first 365 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the debentures equal to 0.50% per annum on the principal amount of the debentures. If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the debentures. After the 365th day after such event of default (if the event of default relating to the reporting obligations is not cured or waived on or prior to such 365th day), the debentures will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of debentures in the event of the occurrence of any other event of default. If we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the debentures will be subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 365 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of debentures and the trustee and paying agent of such election. Upon our failure to timely give such notice or pay the additional interest, the debentures will be subject immediately to acceleration as provided above.

If any portion of the amount payable on the debentures upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority in aggregate principal amount of outstanding debentures will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee or of exercising any trust or power conferred on the trustee, subject to limitations specified in the indenture. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of the debentures or that would involve the trustee in personal liability. Before taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking the action.

The holders of a majority in aggregate principal amount of outstanding debentures may waive any past defaults under the indenture, except a default due to the non-payment of principal or interest, a failure to convert any debentures, a default arising from our failure to repurchase any debentures when required pursuant to the terms of the indenture or a default in respect of any covenant that cannot be amended without the consent of each holder affected.

No holder of the debentures may pursue any remedy under the indenture, except in the case of a default due to the non-payment of principal or interest on the debentures or a default in the payment of the consideration due upon conversion of a debenture, unless:

•	the holder has given the trustee written notice of a default;

•	the holders of at least 25% in principal amount of outstanding debentures make a written request to the trustee to pursue the remedy;

•	the holder or holders offer and, if requested, provide the trustee indemnification reasonably satisfactory to the trustee against all related losses or expenses; and

•	the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity, and does not receive, during those 60 days, from holders of a majority in aggregate principal amount of the debentures then outstanding, a direction that is inconsistent with the request.

The indenture will require us every year to deliver to the trustee a statement as to performance of our obligations under the indenture and as to the existence of any defaults.

A default in the payment of the debentures, or a default with respect to the debentures that causes them to be accelerated, may give rise to a cross-default under our existing or future borrowing arrangements.

Modification and Amendment

Except as provided below, the consent of the holders of a majority in aggregate principal amount of the outstanding debentures (voting as a single class) is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding debenture affected by such modification or amendment if it would:

•	reduce the principal amount of or change the stated maturity of any debenture;

•	reduce the rate or extend the time for payment of interest on any debenture;

•	reduce any amount payable upon repurchase or redemption of any debenture or change the time at which or circumstances under which the debentures may or shall be repurchased;

•	impair the right of a holder to institute suit for payment on any debenture;

•	change the currency in which any debenture is payable;

•	impair the right of a holder to convert any debenture or reduce the number of shares of common stock or any other property receivable upon conversion;

•	modify the redemption provisions of the indenture in a manner adverse to the holders of the debentures;

•	reduce the quorum or voting requirements under the indenture (including reducing the percentage in aggregate principal amount of outstanding debentures whose holders must consent to a waiver of compliance with any provision of the indenture or the debentures or a waiver of any default or event of default);

•	change our obligation to maintain an office or agency in the places and for the purposes specified in the indenture;

•	subject to specified exceptions, amend or modify certain of the provisions of the indenture relating to amendment or modification or waiver of provisions of the indenture;

•	change the ranking of the debentures; or

•	reduce the percentage of debentures required for consent to any amendment or modification of the indenture.

The Company and the trustee may modify certain provisions of the indenture without the consent of the holders of the debentures, including to:

•	add guarantees with respect to the debentures or secure the debentures;

•	evidence the assumption of our obligations by a successor person under the provisions of the indenture relating to consolidations, mergers and sales of assets;

•	surrender any of the Company’s rights or powers under the indenture, including, but not limited to, conversion settlement options;

•	add covenants or events of default for the benefit of the holders of debentures;

•	cure any ambiguity or correct any inconsistency in the indenture;

•	establish the forms or terms of the debentures;

•	evidence the acceptance of appointment by a successor trustee;

•	provide for uncertificated debentures in addition to or in place of certificated debentures; provided, however, that the uncertificated debentures are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended (the “Code”), or in a manner such that the uncertificated debentures are described in Section 163(f)(2)(B) of the Code;

•	conform, as necessary, the indenture and the form or terms of the debentures, to the “Description of Debentures” as set forth in this prospectus supplement; and

•	make other changes to the indenture or forms or terms of the debentures, provided no such change individually or in the aggregate with all other such changes has or will have a material adverse effect on the interests of the holders of the debentures.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding debentures or by depositing with the trustee or delivering to the holders, as applicable, after the debentures have become due and payable, whether at stated maturity, or any purchase date, or upon conversion or otherwise, cash and/or (in the case of conversion if applicable) shares of common stock sufficient to pay all of the outstanding debentures and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Debentures

Except as otherwise provided above, we will be responsible for making all calculations called for under the debentures. These calculations include, but are not limited to, determinations of the daily VWAP of our common stock, accrued interest payable on the debentures and the conversion rate of the debentures. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of debentures. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of debentures upon the request of that holder.

Trustee

The Bank of New York Mellon is the trustee, registrar, paying agent and conversion agent. The Bank of New York Mellon, in each of its capacities, including without limitation as trustee, registrar, paying agent, conversion agent and bid solicitation agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this prospectus supplement or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates. The trustee or its affiliates is also a lender under certain of our credit facilities.

Notices

Except as otherwise described herein, notices to registered holders of the debentures will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of mailing.

Governing Law

The indenture provides that it and the debentures will be governed by, and construed in accordance with, the internal laws of the State of New York.

Book-Entry, Delivery and Form

We have obtained the information in this section concerning DTC and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

The debentures will be issued as fully-registered global debentures which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, which we refer to as “DTC,” and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global debentures will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC.

Debentures represented by a global debenture can be exchanged for definitive debentures, in registered form only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global debenture and we do not appoint a successor depositary within 90 days after receiving that notice;

•	at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency;

•	we in our sole discretion determine that that global debenture will be exchangeable for definitive debentures, in registered form and notify the trustee of our decision; or

•	an event of default with respect to the debentures represented by that global debenture, has occurred and is continuing.

A global debenture that can be exchanged as described in the preceding sentence will be exchanged for definitive debentures, issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof in registered form for the same aggregate amount. The definitive debentures will be registered in the names of the owners of the beneficial interests in the global debenture as directed by DTC.

We will make principal and interest payments on all debentures represented by a global debenture to the paying agent which in turn will make payment to DTC or its nominee, as the sole registered owner and the sole holder of the debentures represented by the global debenture, for all purposes under the indenture. Accordingly, we, the trustee and any paying agent will have no responsibility or liability for:

•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a debenture represented by a global debenture;

•	any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global debenture held through those participants; or

•	the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

DTC has advised us that its current practice is to credit participants’ accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global debenture as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. The underwriters will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global debenture will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of those participants. Book-entry debentures may be more difficult to pledge because of the lack of a physical debenture.

So long as DTC or its nominee is the registered owner of a global debenture, DTC or its nominee, will be considered the sole owner and holder of the debentures represented by that global debenture for all purposes of the indenture. Owners of beneficial interests in the debentures will not be entitled to have the debentures registered in their names, will not receive or be entitled to receive physical delivery of the debentures in definitive form and will not be considered owners or holders of debentures under the indenture. Accordingly, each person owning a beneficial interest in a global debenture must rely on the procedures of DTC and, if that person is not a DTC participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of debentures. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global debenture. Beneficial owners may experience delays in receiving distributions on their debentures since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner’s account.

We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global debenture desires to take any action which a holder is entitled to take under the indenture, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Beneficial interests in a global debenture will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global debenture. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the debentures will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

DTC has advised us that it is a limited-purpose trust company organized under the New York banking law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve

System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities Exchange Act of 1934.

DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC’s participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC. Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC’s book-entry system. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

DTC has advised us that the above information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global Clearance and Settlement Procedures

Initial settlement for the debentures will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Material U.S. Federal Income Tax Considerations

This section is a discussion of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the debentures and, to the extent set forth below, any common stock that may be issued upon conversion. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the debentures or common stock. The summary generally applies only to investors that purchase debentures in the initial offering at their issue price and that hold the debentures and common stock as “capital assets” (generally, property held for investment). The summary does not describe the effect of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	controlled foreign corporations, passive foreign investment companies, regulated investment companies and real estate investment trusts and shareholders of such entities that hold the debentures;

•	persons subject to the alternative minimum tax;

•	entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•	dealers and traders in securities or currencies;

•	S corporations, partnerships and other pass-through entities, including entities and arrangements classified as partnerships for U.S. federal tax income purposes, and beneficial owners of such entities that hold the debentures;

•	certain former citizens or long-term residents of the United States;

•	U.S. Holders, as defined below, whose functional currency is not the U.S. dollar; and

•	persons holding debentures as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security.

As used herein, the term “U.S. Holder” means a beneficial owner of debentures or, to the extent set forth below, common stock that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States,

•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust if it is subject to the primary supervision of a U.S. court and the control of one of more United States persons (as defined for U.S. federal tax purposes) or has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

A “non-U.S. Holder” is a beneficial owner of debentures or, to the extent set forth below, shares of common stock that is not a U.S. Holder. If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a debenture or common stock acquired upon conversion of a debenture, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A holder of a debenture or common stock acquired upon conversion of a debenture that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the debentures and the common stock into which the debentures may be converted.

You are urged to consult your own tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the ownership, conversion and disposition of the debentures and common stock received on conversion of the debentures arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Classification of the Debentures

Under the indenture governing the debentures, we have agreed, and by acceptance of a beneficial interest in a debenture, each holder of a debenture will be deemed to have agreed, to treat the debentures as indebtedness for U.S. federal income tax purposes that is subject to the Treasury Regulations governing contingent payment debt instruments (the “contingent payment debt regulations”). Pursuant to the terms of the indenture, we and every holder agree (in the absence of an administrative determination or judicial ruling to the contrary) to be bound by our application of the contingent payment debt regulations to the debentures, including our determination of the projected payment schedule (as described below) and the comparable yield (as described below), which is the rate at which interest is deemed to accrue on the debentures for U.S. federal income tax purposes.

No statutory or judicial authority directly addresses all aspects of the treatment of the debentures or instruments similar to the debentures for U.S. federal income tax purposes. The IRS has issued a ruling addressing the U.S. federal income tax classification and treatment of instruments similar, although not identical, to the debentures, and concluded that the instruments addressed in that published guidance were subject to the contingent payment debt regulations. In addition, the IRS clarified various aspects of the potential applicability of certain other provisions of the Code to the instruments addressed in that published guidance. However, the ruling is limited to its particular facts, and the proper application of the contingent payment debt regulations to the debentures is uncertain in a number of respects; therefore, no assurance can be given that the IRS will not assert that the debentures should be treated differently. A different treatment of the debentures upon a successful challenge by the IRS or a change in law could significantly affect the amount, timing and character of income, gain or loss with respect to an investment in the debentures. Specifically, a holder might be required to accrue interest at a lower rate, and might recognize capital gain rather than ordinary income upon a taxable disposition of the debentures. Accordingly, you should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the debentures and the applicability of any proposed legislation (and the prospects of applicable future legislation), as well as with respect to any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction and the possible effects of changes in such tax laws.

The remainder of this discussion assumes that the debentures will be treated as indebtedness subject to the contingent payment debt regulations as discussed above.

U.S. Holders

Interest Accruals on the Debentures

Under the contingent payment debt regulations, a U.S. Holder, regardless of its method of accounting for U.S. federal income tax purposes, will be required to accrue interest income on the debentures on a constant yield basis at an assumed yield (the “comparable yield”) that was determined at the time of issuance of the debentures. Accordingly, U.S. Holders generally will be required to include interest in income, in each year prior to maturity, in excess of the fixed interest payments and contingent interest payments, if any, on the debentures. The comparable yield for the debentures is based on the yield at which, at the time of issue, we could have issued a non-convertible fixed-rate debt instrument with no contingent payments, but with terms and conditions otherwise similar to those of the debentures. We have determined the comparable yield to be          .     %, compounded semi-annually.

Solely for purposes of determining the amount of interest income that a U.S. Holder is required to accrue, we were required to construct a “projected payment schedule” in respect of the debentures representing a series of payments the amount and timing of which produce a yield to maturity on the debentures equal to the comparable yield. The projected payment schedule includes the amount of each noncontingent payment and an estimate for each contingent payment, taking into account the conversion feature. Holders that wish to obtain the projected payment schedule may do so by submitting a written request for such information to Jefferies Group, Inc., Investor Relations, 520 Madison Avenue, New York, New York 10022.

The comparable yield and projected payment schedule are not provided for any purpose other than the determination of your interest accruals and adjustments thereof in respect of the debentures for U.S. federal income tax purposes and do not constitute a projection or representation by us regarding the actual amount that will be paid on the debentures, or the value at any time of the common stock into which the debentures may be converted.

The precise manner of determining the comparable yield is not entirely clear. It is possible that the IRS could challenge our determination of the comparable yield and projected payment schedule. The yield, if redetermined as a result of such a challenge, could be greater or less than the comparable yield provided by us, and the projected payment schedule could differ materially from the projected payment schedule we have provided. In such case, the taxable income of a holder arising from the ownership, sale, exchange, conversion, redemption or retirement of a debenture could be increased or decreased.

Based on the comparable yield and the issue price of the debentures, a U.S. Holder (regardless of its accounting method) will be required to accrue interest as the sum of the daily portions of interest on the debentures for each day in the taxable year on which the U.S. Holder holds the debenture, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of any contingent payments on the debentures (as set forth below). The issue price of the debentures is the first price at which a substantial amount of the debentures is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers (the “issue price”).

The daily portions of interest in respect of a debenture are determined by allocating to each day in an accrual period the ratable portion of interest on the debenture that accrues in the accrual period. The amount of interest on a debenture that accrues in an accrual period is the product of the comparable yield on the debenture (adjusted to reflect the length of the accrual period) and the adjusted issue price of the debenture as of the beginning of the accrual period. The adjusted issue price of a debenture at the beginning of any accrual period is (x) the sum of the issue price of the debenture and any interest previously accrued thereon (disregarding any positive or negative adjustments described below) minus (y) the amount of any noncontingent payments and the amount of any projected payments on the debentures for previous accrual periods.

Adjustments to Interest Accruals on the Debentures

In addition to the interest accrual discussed above, a U.S. Holder will be required to recognize interest income equal to the amount of the excess of actual payments over projected payments (a “positive adjustment”) in respect of a debenture for a taxable year. For this purpose, the payments in a taxable year include the fair market value of property (including common stock received upon conversion to the extent treated as issued on the projected payment schedule) received in that year and also should include any additional interest received in that year. If a U.S. Holder receives actual payments that are less than the projected payments in respect of a debenture for a taxable year, the U.S. Holder will incur a “negative adjustment” equal to the amount of such difference. This negative adjustment will (i) first reduce the amount of interest in respect of the debenture that a U.S. Holder would otherwise be required to include in income in that taxable year and (ii) to the extent of any excess, give rise to an ordinary loss equal to that portion of such excess that does not exceed the excess of (A) the amount of all previous interest inclusions under the debenture over (B) the total amount of the U.S. Holder’s net negative adjustments treated as ordinary loss on the debenture in prior taxable years. Any negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward to offset future interest income in respect of the debentures or, if there is a negative adjustment carryforward on the debenture in a taxable year in which the debenture is sold, converted, exchanged, redeemed or retired, to reduce the amount realized on a sale, conversion, exchange, redemption or retirement of the debentures. A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous deductions under Section 67 of the Code.

Amounts treated as interest under the contingent payment debt regulations are treated as original issue discount for all purposes of the Code.

Sale, Conversion, Exchange, Redemption or Retirement of the Debentures

Upon a sale, conversion, exchange, redemption or retirement of a debenture for cash, cash and our common stock, or solely our common stock, a U.S. Holder will generally recognize gain or loss equal to the difference between (i) the amount realized (including the fair market value of our common stock received, if any) on the sale, conversion, exchange, redemption or retirement, reduced by any net negative adjustment carried forward, and (ii) such U.S. Holder’s adjusted tax basis in the debenture. A U.S. Holder’s adjusted tax basis in a debenture will generally be equal to the U.S. Holder’s purchase price for the debenture, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any positive or negative adjustments to interest accruals described above) and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made on the debentures to the U.S. Holder. A U.S. Holder generally will treat any gain as interest income, and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary loss, and the balance as capital loss. The deductibility of capital losses is subject to limitations. A U.S. Holder that sells the debentures at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.

A U.S. Holder’s tax basis in our common stock received upon a conversion of a debenture will equal the then current fair market value of such common stock. The U.S. Holder’s holding period for the common stock received will commence on the day immediately following the date of conversion.

Constructive Distributions

The terms of the debentures allow for changes in the Conversion Rate of the debentures under certain circumstances. A change in Conversion Rate that allows holders of debentures to receive more shares of common stock on conversion may increase the holders’ proportionate interests in our earnings and profits or assets. In that case, the holders of debentures would be treated as though they received a distribution in the form of our stock. Such a constructive stock distribution could be taxable to the holders of debentures, although they would not actually receive any cash or other property. Not all changes in Conversion Rate that allow holders of debentures to receive more stock on conversion, however, increase the holders’ proportionate interests in our earnings and profits or assets. For example, a change in Conversion Rate could simply prevent the dilution of the holders’ interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to a bona fide reasonable adjustment formula, are not treated as constructive stock distributions. Conversely, if an event occurs that dilutes the holders’ interests and the Conversion Rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock distribution to them. Any taxable constructive stock distributions resulting from a change to, or failure to change, the Conversion Rate, that is treated as a stock distribution, would be treated in the same manner as distributions paid in cash or other property and would result in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of the holder’s investment or as capital gain. Deemed dividends received by U.S. Holders may not be eligible for the reduced rates of tax applicable to qualified dividend income or to the dividends received deduction generally available to U.S. corporations. U.S. Holders should consult their own tax advisors regarding whether any taxable constructive stock dividend would be eligible for the maximum 15% rate (effective for taxable years through 2010) described in the paragraph below or the dividends received deduction.

Dividends on Common Stock

If we make a distribution in respect of our common stock, including any common stock acquired upon conversion of a debenture, from our current or accumulated earnings and profits as determined under U.S. federal income tax principles, the distribution will be treated as a dividend and will be includible in a U.S. Holder’s income when paid. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s basis in its common stock, and any remaining excess will be treated as capital gain. If the U.S. Holder is a U.S. corporation, it would generally be able to claim a dividends received deduction on a portion of any distribution taxed as a dividend. Subject to certain exceptions, dividends received by non-corporate U.S. Holders are taxed at a maximum rate of 15% for taxable years through 2010, provided that certain holding period requirements are met.

Sale, Exchange or Other Disposition of Common Stock

A U.S. Holder generally will recognize capital gain or loss on a sale, exchange or other disposition of common stock. The U.S. Holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s adjusted tax basis in the stock. The proceeds received by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a U.S. Holder on a sale, exchange or other disposition of common stock will be long-term capital gain or loss if the holder held the common stock for more than one year, or short-term capital gain or loss if the holder held the common stock for one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers are taxed at a maximum 15% federal rate for taxable years through 2010. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a non-U.S. Holder (as defined above).

Payments with Respect to, and Conversion or Disposition of, the Debentures

All payments on the debentures made to you, including (i) any payment of contingent interest, (ii) any payment on the debentures of stated interest and (iii) the amount of any cash and the fair market value of shares of common stock received upon the conversion, redemption or retirement of a debenture will generally be exempt from U.S. federal income or withholding tax, provided that:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	you are not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person”;

•	you provide your name and address, and certify, under penalties of perjury, that you are not a United States person, as defined under the Code (which certification may be made on an IRS Form W-8BEN (or successor form)), or that you hold your debenture through certain intermediaries, and you and the intermediaries satisfy the certification requirements of the applicable Treasury Regulations;

•	the gain is not effectively connected with the active conduct of a U.S. trade or business (or in the case of an applicable tax treaty, not attributable to a permanent establishment in the United States);

•	the holder is an individual who has been present in the United States for fewer than 183 days in the taxable year of disposition and certain other requirements are met; and

•	we are not, or were not within the shorter of the five-year period preceding such disposition and the period the U.S. holder held the debenture, a “U.S. real property holding corporation” (“USRPHC”). We believe that we are not, and do not anticipate becoming, a USRPHC for U.S. federal income tax purposes.

If you cannot satisfy the requirements described in the first three bullet points above, the 30% United States federal withholding tax will apply with respect to payments of interest on the debentures, including contingent interest and payments treated as interest on the debentures, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable United States income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the debenture is not subject to withholding tax because it is effectively connected with your conduct of a United States trade or business. If you are a non-U.S. Holder engaged in a trade or business in the United States and interest on a debenture is effectively connected with your conduct of that trade or business (and if required by an applicable income tax treaty is attributable to a U.S. permanent establishment maintained by you), you will be subject to United States federal income tax on that interest on a net income basis (and exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if you were a U.S. person as defined under the Code. In addition, a non-U.S. Holder that is foreign corporation may be subject to a branch profits tax equal to 30% (or lower rate as may be prescribed under an applicable United States income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct of a trade or business in the United States.

If you are an individual who fails to meet the test described in the fifth bullet point above, except as otherwise provided by an applicable income tax treaty, you will be subject to a flat 30% U.S. federal income tax on the gain derived from a sale, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States.

Dividends on Common Stock and Constructive Distribution

Dividends paid to a non-U.S. Holder on common stock received on conversion of a debenture (and any taxable constructive stock dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued on conversion, as described under “— U.S. Holders—Constructive Distributions” above) generally will be subject to U.S. withholding tax at a 30% rate. The withholding tax, however, may be reduced under the terms of an applicable income tax treaty between the United States and the non-U.S. Holder’s country of residence. A non-U.S. Holder should demonstrate its entitlement to treaty benefits by delivering a properly executed IRS Form W-8BEN or appropriate substitute form. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Any dividends on our common stock that are effectively connected with your active conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment maintained by you) will be subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates in the same manner as if you were a U.S. holder, as described above (unless an applicable income tax treaty provides otherwise) but will not subject to withholding tax provided you comply with certain certification and disclosure requirements. Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable U.S. income tax treaty.

If a Non-U.S. Holder is deemed to have received a distribution subject to U.S. withholding tax under the circumstances as described above under “— U.S. Holders—Constructive Distributions”, we (or our paying agent) may withhold the withholding tax due from cash payments of interest on the debentures or from payments on conversion, redemption or repurchase of a debenture.

Sale, Exchange, or Other Disposition of Common Stock

You will generally not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of common stock unless:

•	the gain is effectively connected with your active conduct of a trade or business in the United States (or in the case of an applicable tax treaty, the gain is attributable to a permanent establishment maintained by you in the United States);

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition; or

•	we are a USRPHC (as described above under “— U.S. Holders—Payments with Respect to, and Conversion or Disposition of, the Debentures)). We believe that we are not, and do not anticipate becoming, a USRPHC for U.S. Federal income tax purposes.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his tax returns. The withholding tax rate is currently 28%.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to IRS.

U.S. Holders

Payments of interest or dividends to U.S. Holders of debentures or common stock (other than U.S. Holders that are exempt recipients, such as corporations), and the proceeds from the disposition of debentures or common stock, generally will be subject to information reporting, and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number and complies with applicable certification requirements.

Non-U.S. Holders

We must report annually to the IRS the interest and/or dividends paid to each non-U.S. Holder and the tax withheld, if any, with respect to such interest and/or dividends, including any tax withheld pursuant to the rules described under “—Non-U.S. Holders—Payments with Respect to, and Conversion or Disposition of, the Debentures” and “—Non-U.S. Holders—Dividends on Common Stock and Constructive Distribution”.

The gross proceeds from the disposition of debentures or our common stock may be subject to information reporting and backup withholding. If you sell your debentures or common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will generally apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your common stock through a non-U.S. office of a broker that:

•	is a United States person;

•	derives 50% or more of its gross income in specific periods from the active conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for U.S. tax purposes; or

•	is a foreign partnership, if at any time during its tax year:

•	one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

•	the foreign partnership is engaged in a U.S. trade or business,

unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met, or you otherwise establish an exemption.

If you receive payments of the proceeds of a sale of debentures or our common stock to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you properly provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

Underwriting

We intend to offer the debentures through the underwriters. Jefferies & Company, Inc. is acting as sole book-running manager of this offering and Jefferies & Company, Inc. and Citigroup Global Markets Inc. are acting as joint lead managers of this offering. Subject to the terms and conditions contained in a purchase agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of the debentures listed opposite their names below.

Principal Amount
Underwriters	of Debentures

Jefferies & Company, Inc.	$
Citigroup Global Markets Inc.

Total	$300,000,000

The underwriters have agreed to purchase all of the debentures sold pursuant to the purchase agreement if any of these debentures are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the debentures, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the debentures, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The prospectus and this prospectus supplement, together with any applicable supplement, may also be used by Jefferies & Company, Inc. in connection with offers and sales of the offered securities in market-making transactions, including block positioning and block trades, at negotiated prices related to prevailing market prices at the time of sale. Jefferies & Company, Inc. may act as principal or agent in such transactions.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the debentures to the public at the respective public offering price on the cover page of this prospectus, and to dealers at that price less a commission not in excess of     % of the principal amount of the debentures. The underwriters may allow, and the dealers may reallow, a discount not in excess of     % of the principal amount of the debentures. After the initial public offering, the public offering price, concession and discount may be changed.

The expenses of the offering, not including the underwriting discount, are estimated to be $      and are payable by us.

New Issue of Securities

The debentures are new issues of securities with no established trading market. We do not intend to apply for listing of the debentures on any national securities exchange or for quotation of the debentures on any automated dealer quotation system. We have been advised by Jefferies & Company, Inc. and Citigroup Global Markets Inc. that they presently intend to make a market in the debentures after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for debentures or that an active public market for the debentures will develop. If an active public trading market for the debentures does not develop, the market price and liquidity of the debentures may be adversely affected.

New York Stock Exchange Listing

Our common stock is currently listed on the New York Stock Exchange under the symbol JEF. We intend to list the shares of common stock issuable upon conversion of the debentures on the New York Stock Exchange.

FINRA Regulation

Jefferies & Company, Inc., our broker-dealer subsidiary, is a member of FINRA and will participate in the distribution of the debentures. Accordingly, the offering will be conducted in accordance with Conduct Rule 2720 of FINRA. The underwriters will not confirm sales of the debentures to any account over which they exercise discretionary authority without the prior written specific approval of the customer.

No Sales of Similar Securities

We, our directors and our chief financial officer have agreed that, during the period beginning on the date hereof and continuing until the date sixty (60) days after the date of this prospectus supplement, and subject to limited exceptions, neither we nor they will, without the prior consent of Jefferies & Company, Inc., offer, pledge, sell or otherwise dispose of (or enter into any agreement to offer, pledge, sell or otherwise dispose of), directly or indirectly, any shares of common stock, any securities substantially similar to the debentures or the common stock or any securities convertible into or exchangeable for, shares of common stock or substantially similar securities, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock or substantially similar securities.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the debentures. If the underwriters create a short position in the debentures in connection with the offering, i.e ., if they sell more debentures than are on the cover page of this prospectus, the underwriters may reduce that short position by purchasing debentures in the open market. A short sale is covered if the short position is no greater than the debentures available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or by purchasing debentures in the open market. In determining the source of debentures to close out a covered short sale, the underwriters will consider, among other things, the open market price of debentures compared to the price available under the over-allotment option. The underwriters may also sell debentures in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing debentures in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the debentures in the open market after pricing that could adversely affect investors who purchase in the offering. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased debentures sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the debentures. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Over-allotment option

We have granted to the underwriters an option, exercisable on or before the 30th day after the date of this prospectus supplement, to purchase up to an additional $45.0 million aggregate principal amount of the debentures at a price equal to the price at which the underwriters purchased the initial debentures. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering.

Market-Making Resales by Affiliates

This prospectus supplement and the accompanying prospectus may be used by Jefferies & Company, Inc. in connection with offers and sales of the debentures in market-making transactions (and offers and sales of the underlying common stock incidental to such market-making activity). In a market-making transaction, Jefferies & Company, Inc. may resell a security it acquires from other holders, after the original offering and sale of the security. Resales of this kind may occur in the open market or may be privately negotiated at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, Jefferies & Company, Inc. may act as principal or agent, including as agent for the counterparty in a transaction in which Jefferies & Company, Inc. acts as principal, or as agent for both counterparties in a transaction in which Jefferies & Company, Inc. does not act as principal. Jefferies & Company, Inc. may receive compensation in the form of discounts and commissions, including from both counterparties in some cases. Other affiliates of Jefferies Group, Inc. may also engage in transactions of this kind and may use this prospectus for this purpose.

Jefferies Group, Inc. does not expect to receive any proceeds from market-making transactions. Jefferies Group, Inc. does not expect that Jefferies & Company, Inc. or any other affiliate that engages in these transactions will pay any proceeds from its market-making resales to Jefferies Group, Inc.

Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Unless Jefferies Group, Inc. or an agent informs you in your confirmation of sale that your security is being purchased in its original offering and sale, you may assume that you are purchasing your security in a market-making transaction.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of debentures described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the debentures that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of debentures described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the debentures have not authorized and do not authorize the making of any offer of debentures through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the debentures as contemplated in this prospectus supplement. Accordingly, no purchaser of the debentures, other than the underwriters, is authorized to make any further offer of the debentures on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Hong Kong

The debentures may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the debentures may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to debentures which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The debentures offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The debentures have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the debentures may not be circulated or distributed, nor may the debentures be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in

Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the debentures are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the debentures pursuant to an offer made under Section 275 of the SFA except

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Other Relationships

The underwriters and certain of their affiliates have performed investment banking, advisory and general financing services for us from time to time for which they have received customary fees and expenses. The underwriters and certain of their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. The Bank of New York Mellon will be a trustee in respect of the debentures offered by this prospectus and currently acts as trustee of our 7.75% Senior Notes due 2012, our 5.5% Senior Notes due 2016, our 6.25% Senior Debentures due 2036, our 5.875% Senior Notes due 2014, our 8.5% Senior Notes due 2019 and our 6.45% Senior Debentures due 2027.

Legal Matters

The validity of the debentures has been passed on for us by Morgan, Lewis & Bockius LLP, New York, New York. Dewey & LeBoeuf LLP, New York, New York is counsel for the underwriters in connection with this offering. Certain partners of Morgan, Lewis & Bockius LLP hold shares of our common stock and have invested in funds managed by us. Dewey & LeBoeuf LLP has from time to time acted as counsel for Jefferies Group, Inc. and its subsidiaries and may do so in the future.

Experts

The consolidated financial statements of Jefferies Group, Inc. as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP refers to changes on the consolidated financial statements, effective January 1, 2009. The Company adopted Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51” and FSP EITF 03-06-1, “Determining Whether Instruments Granted in Share Based Payment Transactions are Participating Securities”, and retrospectively adjusted the consolidated financial statements as of and for all periods included therein.

Where You Can Find More Information

As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

Incorporation of Certain Information by Reference

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2008, filed on February 27, 2009;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 8, 2009;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed on August 6, 2009;

•	Current Report on Form 8-K filed on June 24, 2009;

•	Current Report on Form 8-K filed on June 25, 2009;

•	Current Report on Form 8-K filed on June 26, 2009; and

•	Current Report on Form 8-K filed on September 24, 2009.

All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of the completion of the offering of the securities described in this prospectus and the date our affiliates stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

You may obtain copies of these documents, at no cost to you, from our Internet website (www.jefferies.com), or by writing or telephoning us at the following address:

Investor Relations
Jefferies Group, Inc.
520 Madison Avenue
12th Floor
New York, New York 10022
(212) 284-2550

PROSPECTUS

JEFFERIES GROUP, INC.

Debt Securities
Convertible Debt Securities
Warrants
Preferred Stock
Depositary Shares
Purchase Contracts
Units
Common Stock

The securities may be offered in one or more series, in amounts, at prices and on terms to be determined at the time of the offering.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Jefferies Group, Inc. may use this prospectus in the initial sale of these securities. In addition, Jefferies & Company, Inc. or any other affiliate of Jefferies Group, Inc. may use this prospectus in a market-making transaction in any of these securities after its initial sale. UNLESS JEFFERIES GROUP, INC. OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS IS BEING USED IN A MARKET-MAKING TRANSACTION.

This prospectus is dated October 20, 2009

EXPLANATORY NOTE

The prospectus contained herein relates to all of the following:

•	the initial offering of debt securities, convertible debt securities, warrants, preferred stock, depositary shares, purchase contracts, units and common stock issuable by Jefferies Group, Inc.;

•	the offering of such securities by the holders thereof; and

•	market-making transactions that may occur on a continuous or delayed basis in the securities described above, after they are initially offered and sold.

When the prospectus is delivered to an investor in the initial or a secondary offering described above, the investor will be informed of that fact in the confirmation of sale or in a prospectus supplement. When the prospectus is delivered to an investor who is not so informed, it is delivered in a market-making transaction.

To the extent required, the information in the prospectus, including financial information, will be updated at the time of each offering. Upon each such offering, a prospectus supplement to the base prospectus will be filed.

You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

Where You Can Find More Information

As required by the Securities Act of 1933, as amended, we filed a registration statement relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

Incorporation of Certain Information by Reference

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended:

•	Annual Report on Form 10-K for the year ended December 31, 2008, filed on February 27, 2009;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 8, 2009.

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed on August 6, 2009;

•	Current Reports on Form 8-K filed on June 24, 2009, June 25, 2009, June 26, 2009 and September 24, 2009; and

•	The description of our common stock contained in the Registration Statement on Form 10 filed on April 20, 1999 and any further amendment or report filed thereafter for the purpose of updating such description.

All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of the completion of the offering of the securities described in this prospectus and the date our affiliates stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

You may obtain copies of these documents, at no cost to you, from our Internet website (www.jefferies.com), or by writing or telephoning us at the following address:

Investor Relations
Jefferies Group, Inc.
520 Madison Avenue
12th Floor
New York, New York 10022
(212) 284-2550

Explanatory Note Regarding Financial Statements

The FASB has issued its Accounting Standards Codification. This “Explanatory Note Regarding Financial Statements” conforms to reflect how generally accepted accounting principles are now currently organized and presented.

We adopted the FASB’s changes to Accounting Standards Codification (“ASC”) 810, Consolidation, which establishes standards for the accounting and reporting of noncontrolling interests in subsidiaries on January 1, 2009. Prior to January 1, 2009, we reported minority interest within liabilities on our Consolidated Statements of

Financial Condition. The changes to ASC 810 require an entity to clearly identify and present ownership interests in subsidiaries held by parties other than the entity in the consolidated financial statements within the equity section but separate from the entity’s equity and, accordingly, we now present non-controlling interests within stockholders’ equity, separately from our own equity. The changes to ASC 810 also require that revenues, expenses, net income or loss, and other comprehensive income or loss be reported in the consolidated financial statements at the consolidated amounts, which include+ amounts attributable to both owners of the parent and noncontrolling interests. Net income or loss and other comprehensive income or loss shall then be attributed to the parent and noncontrolling interests. Prior to January 1, 2009, we recorded minority interest in earnings (loss) of consolidated subsidiaries in the determination of net earnings (loss). These changes were reflected in the financial statements included in our Quarterly Report on Form 10-Q for the first quarter of 2009, filed with the SEC on May 8, 2009 and our Quarterly Report on Form 10-Q, for the second quarter ended June 30, 2009, filed with the SEC on August 6, 2009, both of which are incorporated herein by reference.

In connection with the filing of the registration statement of which this prospectus is a part, we have recast prior financial statements to retrospectively reflect the adoption of the changes to ASC 810. In addition, these recast financial statements reflect the retrospective application of the FASB’s changes to ASC 260, Earnings Per Share, also adopted on January 1, 2009. As of January 1, 2009, net earnings are allocated among common shareholders and participating securities based on their right to share in earnings. The adoption of these changes reduced previously reported earnings per share.

These recast financial statements, together with the related recast management’s discussion and analysis of financial condition and results of operations and selected financial information for the five years ended December 31, 2008, have been filed with the SEC on a Current Report on Form 8-K, filed June 25, 2009, and incorporated herein by reference. The financial statements, management’s discussion and analysis of financial condition and results of operations and selected financial information included in the Current Report on Form 8-K supersede those included in our Annual Report on Form 10-K for 2008, filed on February 27, 2009, and incorporated herein by reference. See Note 12 to the recast financial statements filed with the Current Report on Form 8-K for an explanation of the calculation of earnings per share under ASC 260.

Jefferies Group, Inc.

Jefferies Group, Inc. and its subsidiaries (“we”, “us” or “our”) operate as an independent, full-service global securities and investment banking firm serving companies and their investors. We offer companies capital markets, merger and acquisition, restructuring and other financial advisory services. We provide investors fundamental research and trade execution in equity, equity-linked, and fixed income securities, including corporate bonds, government and agency securities, repo finance, mortgage- and asset-backed securities, municipal bonds, whole loans and emerging markets debt, convertible securities as well as commodities and derivatives. We also provide asset management services and products to institutions and other investors. Effective June 18, 2009, Jefferies was designated as a primary dealer by the Federal Reserve Bank of New York.

Our principal operating subsidiary, Jefferies, was founded in 1962. Since 2000, we have pursued a strategy of continued growth and diversification, whereby we have sought to increase our share of the business in each of the markets we serve, while at the same time expanding the breadth of our activities in an effort to mitigate the cyclical nature of the financial markets in which we operate. Our growth plan has been achieved through internal growth supported by the ongoing addition of experienced personnel in targeted areas, as well as the acquisition from time to time of complementary businesses.

As of June 30, 2009, we had 2,307 employees. We maintain offices in more than 25 cities throughout the world and have our executive offices located at 520 Madison Avenue, New York, New York 10022. Our telephone number there is (212) 284-2550 and our Internet address is www.jefferies.com.

Description of Securities We May Offer

Debt Securities

Please note that in this section entitled Debt Securities, references to Jefferies, we, us, ours or our refer only to Jefferies Group, Inc. and not to its consolidated subsidiaries. Also, in this section, references to holders mean those who own debt securities registered in their own names, on the books that Jefferies or the trustee maintains for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section below entitled “Book-Entry Procedures and Settlement.”

General

The debt securities offered by this prospectus will be our unsecured obligations and will be either senior or subordinated debt. We will issue senior debt under a senior debt indenture, and we will issue subordinated debt under a subordinated debt indenture. We sometimes refer to the senior debt indenture and the subordinated debt indenture individually as an indenture and collectively as the indentures. The indentures have been filed with the SEC and are exhibits to the registration statement of which this prospectus forms a part. You can obtain copies of the indentures by following the directions outlined in “Where You Can Find More Information”, or by contacting the applicable indenture trustee.

A form of each debt security, reflecting the particular terms and provisions of a series of offered debt securities, has been filed with the SEC or will be filed with the SEC at the time of the offering as exhibits to the registration statement of which this prospectus forms a part.

The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in an accompanying prospectus supplement. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Wherever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.

Unless otherwise provided for a particular issuance in an accompanying prospectus supplement, the trustee under each of the senior debt indenture and the subordinated debt indenture will be The Bank of New York Mellon.

The indentures provide that our unsecured senior or subordinated debt securities may be issued in one or more series, with different terms, in each case as we authorize from time to time. We also have the right to reopen a previous issue of a series of debt securities by issuing additional debt securities of such series.

Types of Debt Securities

We may issue fixed or floating rate debt securities.

Fixed rate debt securities will bear interest at a fixed rate described in the prospectus supplement. This type includes zero coupon debt securities, which bear no interest and are often issued at a price lower than the principal amount. Material federal income tax consequences and other special considerations applicable to any debt securities issued at a discount will be described in the applicable prospectus supplement.

Upon the request of the holder of any floating rate debt security, the calculation agent will provide the interest rate then in effect for that debt security, and, if determined, the interest rate that will become effective on the next interest reset date. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

All percentages resulting from any interest rate calculation relating to a debt security will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point. All amounts used in or resulting from any calculation relating to a debt security will be rounded upward or downward, as appropriate, to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

In determining the base rate that applies to a floating rate debt security during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as described in the prospectus supplement. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any underwriter, dealer or agent participating in the distribution of the relevant floating rate debt securities and its affiliates, and they may include affiliates of Jefferies.

Information in the Prospectus Supplement

The prospectus supplement for any offered series of debt securities will describe the following terms, as applicable:

•	the title;

•	whether the debt is senior or subordinated;

•	the total principal amount offered;

•	the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

•	the maturity date or dates;

•	whether the debt securities are fixed rate debt securities or floating rate debt securities;

•	if the debt securities are fixed rate debt securities, the yearly rate at which the debt security will bear interest, if any, and the interest payment dates;

•	if the debt security is an original issue discount debt security, the yield to maturity;

•	if the debt securities are floating rate debt securities, the interest rate basis; any applicable index currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; the interest reset, determination, calculation and payment dates; and the day count used to calculate interest payments for any period;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment dates and any related record dates;

•	if other than in U.S. Dollars, the currency or currency unit in which payment will be made;

•	any provisions for the payment of additional amounts for taxes;

•	the denominations in which the currency or currency unit of the securities will be issuable if other than denominations of $1,000 and integral multiples thereof;

•	the terms and conditions on which the debt securities may be redeemed at the option of Jefferies;

•	any obligation of Jefferies to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

•	the names and duties of any co-trustees, depositaries, authenticating agents, calculation agents, paying agents, transfer agents or registrars for the debt securities;

•	any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities; and

•	any other specific terms of the debt securities.

The terms on which a series of debt securities may be convertible into or exchangeable for other securities of Jefferies or any other entity will be set forth in the prospectus supplement relating to such series. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. The terms may include provisions pursuant to which the number of other securities to be received by the holders of such series of debt securities may be adjusted.

We will issue the debt securities only in registered form. As currently anticipated, debt securities of a series will trade in book-entry form, and global notes will be issued in physical (paper) form, as described below under “Book-Entry Procedures” and Settlement. Unless otherwise provided in the accompanying prospectus supplement, we will issue debt securities denominated in U.S. Dollars and only in denominations of $1,000 and integral multiples thereof.

The prospectus supplement relating to offered securities denominated in a foreign or composite currency will specify the denomination of the offered securities.

The debt securities may be presented for exchange, and debt securities other than a global security may be presented for registration of transfer, at the principal corporate trust office of The Bank of New York Mellon in New York City. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer (Section 3.05).

Market-Making Transactions.  If you purchase your debt security — or any of our other securities we describe in this prospectus — in a market-making transaction, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale. A market-making transaction is one in which Jefferies & Company, Inc. or one of our affiliates resells a security that it has previously acquired from another holder. A market-making transaction in a particular security occurs after the original issuance and sale of the security.

Payment and Paying Agents

Distributions on the debt securities other than those represented by global notes will be made in the designated currency against surrender of the debt securities at the principal corporate trust office of The Bank of New York Mellon in New York City. Payment will be made to the registered holder at the close of business on the record date for such payment. Interest payments will be made at the principal corporate trust office of The Bank of New York Mellon in New York City, or by a check mailed to the holder at his registered address. Payments in any other manner will be specified in the prospectus supplement.

Calculation Agents

Calculations relating to floating rate debt securities and indexed debt securities will be made by the calculation agent, an institution that we appoint as our agent for this purpose. We may appoint one of our affiliates as calculation agent. We may appoint a different institution to serve as calculation agent from time to time after the original issue date of the debt security without your consent and without notifying you of the change. The initial calculation agent will be identified in the prospectus supplement.

Senior Debt

We will issue senior debt securities under the senior debt indenture. Senior debt will rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We will issue subordinated debt securities under the subordinated debt indenture. Subordinated debt will rank subordinated and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•	the principal, premium, if any, and interest in respect of indebtedness of Jefferies for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities;

•	all capitalized lease obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities;

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, subordinated debt securities; and

•	indebtedness that is subordinated to a senior debt obligation of ours specified above.

The effect of this last provision is that we may not issue, assume or guarantee any indebtedness for money borrowed which is junior to the senior debt securities and senior to the subordinated debt securities.

Covenants

Limitations on Liens.  The senior indenture provides that we will not, and will not permit any designated subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a pledge of, lien on, or security interest in any shares of common stock of any designated subsidiary, without providing that each series of senior debt securities and, at our option, any other indebtedness ranking equally and ratably with such indebtedness, is secured equally and ratably with (or prior to) such other secured indebtedness (Section 10.08).

Limitations on Transactions with Affiliates.  The senior indenture provides that we will not, and will not permit any subsidiary to, sell, lease, transfer or otherwise dispose of any of our or its properties or assets to, or purchase any property or asset from, or enter into any transaction, contract, agreement, understanding, loan, advance or guaranty with, or for the benefit of, any affiliate of ours unless:

•	the transaction with the affiliate is made on terms no less favorable to us or the subsidiary than those that would have been obtained in a comparable transaction with an unrelated person; and

•	in the case of any affiliate transaction involving consideration in excess of $25 million in any fiscal year, we deliver to the trustee a certificate to the effect that our board of directors has determined that the transaction complies with the requirements described in the above bullet point and that the transaction has been approved by a majority of the disinterested members of our board of directors.

This covenant will not apply to any employment agreement entered into in the ordinary course of business and consistent with past practices, to any transaction between or among us and our subsidiaries or to transactions entered into prior to the date the notes are issued.

Limitations on Mergers and Sales of Assets.  The indentures provide that we will not merge or consolidate or transfer or lease our assets substantially as an entirety, and another person may not transfer or lease its assets substantially as an entirety to us, unless:

•	either (1) we are the continuing corporation, or (2) the successor corporation, if other than us, is a U.S. corporation and expressly assumes by supplemental indenture the obligations evidenced by the securities issued pursuant to the indenture; and

•	immediately after the transaction, there would not be any default in the performance of any covenant or condition of the indenture (Section 8.01).

Other than the restrictions described above, the indentures do not contain any covenants or provisions that would protect holders of the debt securities in the event of a highly leveraged transaction.

Modification of the Indentures

Under the indentures, we and the relevant trustee can enter into supplemental indentures to establish the form and terms of any new series of debt securities without obtaining the consent of any holder of debt securities (Section 9.01).

We and the trustee may, with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of a series, modify the applicable indenture or the rights of the holders of the securities of such series.

No such modification may, without the consent of each holder of an affected security:

•	extend the fixed maturity of any such securities;

•	reduce the rate or change the time of payment of interest on such securities;

•	reduce the principal amount of such securities or the premium, if any, on such securities;

•	change any obligation of ours to pay additional amounts;

•	reduce the amount of the principal payable on acceleration of any securities issued originally at a discount;

•	adversely affect the right of repayment or repurchase at the option of the holder;

•	reduce or postpone any sinking fund or similar provision;

•	change the currency or currency unit in which any such securities are payable or the right of selection thereof;

•	impair the right to sue for the enforcement of any such payment on or after the maturity of such securities;

•	reduce the percentage of securities referred to above whose holders need to consent to the modification or a waiver without the consent of such holders; or

•	change any obligation of ours to maintain an office or agency (Section 9.02).

Defaults

Each indenture provides that events of default regarding any series of debt securities will be:

•	our failure to pay required interest on any debt security of such series for 30 days;

•	our failure to pay principal or premium, if any, on any debt security of such series when due;

•	our failure to make any required scheduled installment payment for 30 days on debt securities of such series;

•	our failure to perform for 90 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of debt securities other than such series;

•	our failure to pay beyond any applicable grace period, or the acceleration of, indebtedness in excess of $10,000,000; and

•	certain events of bankruptcy or insolvency, whether voluntary or not (Section 5.01).

If an event of default regarding debt securities of any series issued under the indentures should occur and be continuing, either the trustee or the holders of 25% in the principal amount of outstanding debt securities of such series may declare each debt security of that series due and payable (Section 5.02). We are required to file annually with the trustee a statement of an officer as to the fulfillment by us of our obligations under the indenture during the preceding year (Section 10.05).

No event of default regarding one series of debt securities issued under an indenture is necessarily an event of default regarding any other series of debt securities.

Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the trustee under the indentures and to waive past defaults regarding such series (Sections 5.12 and 5.13). The trustee generally cannot be required by any of the holders of debt securities to take any action, unless one or more of such holders shall have provided to the trustee reasonable security or indemnity (Section 6.02).

If an event of default occurs and is continuing regarding a series of debt securities, the trustee may use any sums that it holds under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series (Section 5.06).

Before any holder of any series of debt securities may institute action for any remedy, except payment on such holder’s debt security when due, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the trustee to take action. Holders must also offer and give the satisfactory security and indemnity against liabilities incurred by the trustee for taking such action (Sections 5.07 and 5.08).

Defeasance

Except as may otherwise be set forth in an accompanying prospectus supplement, after we have deposited with the trustee, cash or government securities, in trust for the benefit of the holders sufficient to pay the principal of, premium, if any, and interest on the debt securities of such series when due, and satisfied certain other conditions, including receipt of an opinion of counsel that holders will not recognize taxable gain or loss for federal income tax purposes, then:

•	we will be deemed to have paid and satisfied our obligations on all outstanding debt securities of such series, which is known as defeasance and discharge (Section 14.02); or

•	we will cease to be under any obligation, other than to pay when due the principal of, premium, if any, and interest on such debt securities, relating to the debt securities of such series, which is known as covenant defeasance (Section 14.03).

When there is a defeasance and discharge, the applicable indenture will no longer govern the debt securities of such series, we will no longer be liable for payments required by the terms of the debt securities of such series and the holders of such debt securities will be entitled only to the deposited funds. When there is a covenant defeasance, however, we will continue to be obligated to make payments when due if the deposited funds are not sufficient.

Payment of Additional Amounts

If so noted in the applicable prospectus supplement for a particular issuance, we will pay to the holder of any debt security who is a United States Alien (as defined below) such additional amounts as may be necessary so that every net payment of principal of and interest on the debt security, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States or any taxing authority thereof or therein, will not be less than the amount provided in such debt security to be then due and payable. We will not be required, however, to make any payment of additional amounts for or on account of:

•	any tax, assessment or other governmental charge that would not have been imposed but for the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor), being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in trade or business or present in the United States or having or having had a permanent establishment in the United States;

•	any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of the debt security for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

•	any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, assessment or other governmental charge;

•	any tax, assessment or other governmental charge imposed by reason of such holder’s past or present status as a passive foreign investment company, a controlled foreign corporation, a personal holding company or foreign personal holding company with respect to the United States, or as a corporation which accumulates earnings to avoid United States federal income tax;

•	any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of principal of, or interest on, such debt security;

•	any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, or interest on, any debt security if such payment can be made without withholding by any other paying agent;

•	any tax, assessment or other governmental charge that is imposed by reason of a holder’s present or former status as (i) the actual or constructive owner of 10% or more of the total combined voting power of our stock, as determined for purposed of Section 871(h)(3)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), (or any successor provision) or (ii) a controlled foreign corporation that is related to us, as determined for purposes of Section 881(c)(3)(C) of the Code (or any successor provision);

•	any tax, assessment or other governmental charge imposed on interest received by (1) a 10% shareholder of ours (as defined in Section 871(h)(3)(B) of the Internal Revenue Code of 1986, as amended and the regulations that may be promulgated thereunder), or (2) a controlled foreign corporation with respect to us within the meaning of the Code; or

•	any combinations of items identified in the bullet points above.

In addition, we will not be required to pay any additional amounts to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such debt security to the extent that a beneficiary or settlor with respect to such fiduciary, or a member of such partnership or a beneficial owner thereof would not have been entitled to the payment of such additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the debt security.

The term United States Alien means any corporation, partnership, individual or fiduciary that is, for United States federal income tax purposes, a foreign corporation, a nonresident alien individual, a nonresident fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States federal income tax purpose, a foreign corporation, a nonresident alien individual or a nonresident fiduciary of a foreign estate or trust.

Redemption upon a Tax Event

If so noted in the applicable prospectus supplement for a particular issuance, we may redeem the debt securities in whole, but not in part, on not more than 60 days’ and not less than 30 days’ notice, at a redemption price equal to 100% of their principal amount, plus all accrued but unpaid interest through the redemption date if we determine that as a result of a change in tax law (as defined below):

•	we have or will become obligated to pay additional amounts as described under the heading “Payment of Additional Amounts”; or

•	there is a substantial possibility that we will be required to pay such additional amounts.

A change in tax law that would trigger the provisions of the preceding paragraph is any change in or amendment to the laws, treaties, regulations or rulings of the United States or any political subdivision or taxing authority thereof, or any proposed change in the laws, treaties, regulations or rulings, or any change in the official application, enforcement or interpretation of the laws, treaties, regulations or rulings (including a holding by a court of competent jurisdiction in the United States) or any other action (other than an action predicated on law generally known on or before the date of the applicable prospectus supplement for the particular issuance of debt securities to which this section applies except for proposals before the Congress prior to that date) taken by any taxing authority or a court of competent jurisdiction in the United States, or the official proposal of the action, whether or not the action or proposal was taken or made with respect to us.

Prior to the publication of any notice of redemption, we shall deliver to the Trustee an officers’ certificate stating that we are entitled to effect the aforementioned redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred, and an opinion of counsel to such effect based on such statement of facts.

Governing Law

Unless otherwise stated in the prospectus supplement, the debt securities and the indentures will be governed by New York law.

Concerning the Trustee under the Indentures

We have and may continue to have banking and other business relationships with The Bank of New York Mellon, or any subsequent trustee, in the ordinary course of business.

Convertible Debt Securities

Please note that in this section entitled Convertible Debt Securities, references to Jefferies, we, us, ours or our refer only to Jefferies Group, Inc. and not to its consolidated subsidiaries. Also, in this section, references to holders mean those who own convertible debt securities registered in their own names, on the books that Jefferies or the trustee maintains for this purpose, and not those who own beneficial interests in convertible debt securities registered in street name or in convertible debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the convertible debt securities should read the section below entitled Book-Entry Procedures and Settlement.

The convertible debt securities offered by this prospectus will be our unsecured senior debt obligations and will be convertible into shares of our common stock. We will issue convertible debt securities under an indenture (convertible securities). The terms of the indenture (convertible securities) are substantially the same as the senior debt indenture described above under “— Debt Securities” except for: the inclusion of provisions with respect to the conversion of securities; the omission of provisions comparable to those described above under “— Debt Securities — Defeasance” and the omission of provisions comparable to those described above under “Debt Securities- Covenants — Limitations on Liens” and “— Limitations on Transactions with Affiliates.”

Unless otherwise provided for a particular issuance in an accompanying prospectus supplement, the trustee under the indenture (convertible securities) will be The Bank of New York Mellon. The prospectus supplement for any offered series of convertible debt securities will describe all material terms of the series.

Warrants

Please note that in this section entitled Warrants, references to Jefferies, we, us, ours or our refer only to Jefferies Group, Inc. and not to its consolidated subsidiaries. Also, in this section, references to holders mean those who own warrants registered in their own names, on the books that Jefferies or its agent maintains for this purpose, and not those who own beneficial interests in warrants registered in street name or in warrants issued in book-entry form through one or more depositaries. Owners of beneficial interests in the warrants should read the section below entitled “Book-Entry Procedures and Settlement”.

General

We may offer warrants separately or together with our debt or equity securities.

We may issue warrants in such amounts or in as many distinct series as we wish. This section summarizes terms of the warrants that apply generally to all series. Most of the financial and other specific terms of your warrant will be described in the prospectus supplement. Those terms may vary from the terms described here.

The warrants of a series will be issued under a separate warrant agreement to be entered into between us and one or more banks or trust companies, as warrant agent, as set forth in the prospectus supplement. A form of each warrant agreement, including a form of warrant certificate representing each warrant, reflecting the particular terms and provisions of a series of offered warrants, will be filed with the SEC at the time of the offering and incorporated by reference in the registration statement of which this prospectus forms a part. You can obtain a copy of any form of warrant agreement when it has been filed by following the directions outlined in “Where You Can Find More Information” or by contacting the applicable warrant agent.

The following briefly summarizes the material provisions of the warrant agreements and the warrants. As you read this section, please remember that the specific terms of your warrant as described in the prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. You should read carefully the prospectus supplement and the more detailed provisions of the warrant agreement and the warrant certificate, including the defined terms, for provisions that may be important to you. If there are differences between the prospectus supplement and this prospectus, the prospectus supplement will control. Thus, the statements made in this section may not apply to your warrant.

Types of Warrants

We may issue debt warrants or equity warrants. A debt warrant is a warrant for the purchase of our debt securities on terms to be determined at the time of sale. An equity warrant is a warrant for the purchase or sale of our equity securities. We may also issue warrants for the purchase or sale of, or whose cash value is determined by reference to the performance, level or value of, one or more of the following: securities of one or more issuers, including those issued by us and described in this prospectus or debt or equity securities issued by third parties; a currency or currencies; a commodity or commodities; and other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstances, or one or more indices or baskets of these items.

Information in the Prospectus Supplement

The prospectus supplement will contain, where applicable, the following information about the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency unit with which the warrants may be purchased and in which any payments due to or from the holder upon exercise must be made;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the exercise price may be paid in cash, by the exchange of warrants or other securities or both, and the method of exercising the warrants;

•	whether the warrants will be settled by delivery of the underlying securities or other property or in cash;

•	whether and under what circumstances we may cancel the warrants prior to their expiration date, in which case the holders will be entitled to receive only the applicable cancellation amount, which may be either a fixed amount or an amount that varies during the term of the warrants in accordance with a schedule or formula;

•	whether the warrants will be issued in global or non-global form, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any debt security or purchase contract included in that unit;

•	the identities of the warrant agent, any depositaries and any paying, transfer, calculation or other agents for the warrants;

•	any securities exchange or quotation system on which the warrants or any securities deliverable upon exercise of the warrants may be listed;

•	whether the warrants are to be sold separately or with other securities, as part of units or otherwise, and if the warrants are to be sold with the securities of another company or other companies, certain information regarding such company or companies; and

•	any other terms of the warrants.

If warrants are issued as part of a unit, the prospectus supplement will specify whether the warrants will be separable from the other securities in the unit before the warrants’ expiration date.

No holder of a warrant will, as such, have any rights of a holder of the debt securities, equity securities or other warrant property purchasable under or in the warrant, including any right to receive payment thereunder.

Our affiliates may resell our warrants in market-making transactions after their initial issuance. We discuss these transactions above under “Debt Securities — Information in the Prospectus Supplement — Market-Making Transactions.”

Additional Information in the Prospectus Supplement for Debt Warrants

In the case of debt warrants, the prospectus supplement will contain, where appropriate, the following additional information:

•	the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the debt warrants; and

•	the designation, terms and amount of debt securities, if any, to be issued together with each of the debt warrants and the date, if any, after which the debt warrants and debt securities will be separately transferable.

No Limit on Issuance of Warrants

The warrant agreements will not limit the number of warrants or other securities that we may issue.

Modifications

We and the relevant warrant agent may, without the consent of the holders, amend each warrant agreement and the terms of each issue of warrants, for the purpose of curing any ambiguity or of correcting or supplementing any defective or inconsistent provision, or in any other manner that we may deem necessary or desirable and that will not adversely affect the interests of the holders of the outstanding unexercised warrants in any material respect.

We and the relevant warrant agent also may, with the consent of the holders of at least a majority in number of the outstanding unexercised warrants affected, modify or amend the warrant agreement and the terms of the warrants.

No such modification or amendment may, without the consent of each holder of an affected warrant:

•	reduce the amount receivable upon exercise, cancellation or expiration;

•	shorten the period of time during which the warrants may be exercised;

•	otherwise materially and adversely affect the exercise rights of the beneficial owners of the warrants; or

•	reduce the percentage of outstanding warrants whose holders must consent to modification or amendment of the applicable warrant agreement or the terms of the warrants.

Merger and Similar Transactions Permitted; No Restrictive Covenants or Events of Default

The warrant agreements will not restrict our ability to merge or consolidate with, or sell our assets to, another firm or to engage in any other transactions. If at any time there is a merger or consolidation involving us or a sale or other disposition of all or substantially all of our assets, the successor or assuming company will be substituted for us, with the same effect as if it had been named in the warrant agreement and in the warrants. We will be relieved of any further obligation under the warrant agreement or warrants, and, in the event of any such merger, consolidation, sale or other disposition, we as the predecessor corporation may at any time thereafter be dissolved, wound up or liquidated.

The warrant agreements will not include any restrictions on our ability to put liens on our assets, including our interests in our subsidiaries, nor will they provide for any events of default or remedies upon the occurrence of any events of default.

Warrant Agreements Will Not Be Qualified under Trust Indenture Act

No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act with respect to their warrants.

Enforceability of Rights by Beneficial Owner

Each warrant agent will act solely as our agent in connection with the issuance and exercise of the applicable warrants and will not assume any obligation or relationship of agency or trust for or with any registered holder of or owner of a beneficial interest in any warrant. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant certificate, including any duty or responsibility to initiate any proceedings at law or otherwise or to make any demand upon us.

Holders may, without the consent of the applicable warrant agent, enforce by appropriate legal action, on their own behalf, their right to exercise their warrants, to receive debt securities, in the case of debt warrants, and to receive payment, if any, for their warrants, in the case of universal warrants.

Governing Law

Unless otherwise stated in the prospectus supplement, the warrants and each warrant agreement will be governed by New York law.

Preferred Stock

As of the date of this prospectus, our authorized capital stock includes 10 million shares of preferred stock, 125,000 shares of which were issued and outstanding as of March 31, 2009. In February 2006, we issued $125.0 million of Series A convertible preferred stock in a private placement. Our Series A convertible preferred stock has a 3.25% annual, cumulative cash dividend and is currently convertible into 4,105,138 shares of our common stock at an effective conversion price of approximately $30.45 per share. The Series A convertible preferred stock is callable beginning in 2016 and will mature in 2036.

The following briefly summarizes the material terms of our preferred stock, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the particular terms of any series of preferred stock we offer which will be described in more detail in the prospectus supplement prepared for such series, together with the more detailed provisions of our certificate of incorporation and the certificate of designations relating to each particular series of preferred stock, for provisions that may be important to you. The certificate of designations relating to a particular series of preferred stock offered by way of an accompanying prospectus supplement will be filed with the SEC at the time of the offering and incorporated by reference in the registration statement of which this prospectus forms a part. You can obtain a copy of this document by following the directions outlined in “Where You Can Find More Information.” The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.

General

Under our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

•	the number of shares to be included in the series;

•	the designation, powers, preferences and rights of the shares of the series; and

•	the qualifications, limitations or restrictions of such series, except as otherwise stated in the certificate of incorporation.

Prior to the issuance of any series of preferred stock, our board of directors will adopt resolutions creating and designating the series as a series of preferred stock and the resolutions will be filed in a certificate of designations as an amendment to the certificate of incorporation. The term board of directors includes any duly authorized committee.

The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future, provided that the future issuances are first approved by the holders of the class(es) of preferred stock adversely affected. The board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to our officers, directors and employees pursuant to benefit plans or otherwise. Shares of preferred stock we issue may have the effect of rendering more difficult or discouraging an acquisition of us deemed undesirable by our board of directors.

The preferred stock will be, when issued, fully paid and nonassessable. Holders of preferred stock will not have any preemptive or subscription rights to acquire more of our stock.

We will name the transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock in the prospectus supplement relating to such series.

Our affiliates may resell our preferred stock in market-marking transactions after its initial issuance. We discuss these transactions above under “Debt Securities — Information in the Prospectus Supplement — Market-Making Transactions.”

Rank

Unless otherwise specified for a particular series of preferred stock in an accompanying prospectus supplement, each series will rank on an equal basis with each other series of preferred stock, and prior to the common stock, as to dividends and distributions of assets.

Dividends

Holders of each series of preferred stock will be entitled to receive cash dividends, when, as and if declared by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books or, if applicable, the records of the depositary referred to below under Depositary Shares, on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative.

We may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on any other series of preferred stock that ranks on an equal or senior basis have been paid or sufficient funds have been set apart for payment for:

•	all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.

Partial dividends declared on shares of preferred stock and any other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for both series of preferred stock.

Similarly, we may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any other of our stock ranking junior to the preferred stock until full dividends on the preferred stock have been paid or set apart for payment for:

•	all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or

•	the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.

Conversion and Exchange

The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of our common stock.

Redemption

If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or at the option of the holder thereof and may be mandatorily redeemed.

Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

Liquidation Preference

Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior relating to preferred stock in liquidation, including common stock.

If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of our available assets on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights

The holders of shares of our preferred stock will have no voting rights, except:

•	as otherwise stated in the prospectus supplement;

•	as otherwise stated in the certificate of designations establishing such series; and

•	as required by applicable law.

Depositary Shares

The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that we offer and any deposit agreement relating to a particular series of preferred stock which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, is an exhibit to the registration statement of which this prospectus forms a part. You can obtain copies of these documents by following the directions outlined in “Where You Can Find More Information.” You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you.

General

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

We will deposit the shares of any series of preferred stock represented by depositary shares under a deposit agreement between us and a bank or trust company selected by us having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Our affiliates may resell depositary shares in market-marking transactions after their initial issuance. We discuss these transactions above under “Debt Securities — Information in the Prospectus Supplement — Market-Making Transactions.”

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

The preferred stock depositary will distribute any property other than cash received by it in respect of the preferred stock to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Preferred Stock

If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary may decide.

Voting Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder’s depositary shares. The preferred stock depositary will try to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

We will agree to take all actions that the preferred stock depositary determines as necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing such shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of such depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby. The deposit agreement may be terminated only if:

•	all outstanding depositary shares have been redeemed; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with our liquidation, dissolution or winding up.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the depositary in connection with the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The preferred stock depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred stock depositary will forward all reports and communications from us which are delivered to the preferred stock depositary and which we are required to furnish to the holders of the deposited preferred stock.

Neither we nor the preferred stock depositary will be liable if either is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. Our obligations and those of the preferred stock depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Purchase Contracts

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the foregoing as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

Units

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, depositary shares, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the purchase contracts, warrants, debt securities, depositary shares, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

Common Stock

Our authorized capital stock includes 500 million shares of common stock, 171,081,538 of which were issued and outstanding as of May 1, 2009. The following briefly summarizes the material terms of our common stock. You should read the more detailed provisions of our certificate of incorporation and by-laws for provisions that may be important to you. You can obtain copies of these documents by following the directions outlined in “Where You Can Find More Information.”

General

Each holder of common stock is entitled to one vote per share for the election of directors and for all other matters to be voted on by stockholders. Except as otherwise provided by law, the holders of common stock vote as one class together with holders of our preferred stock (if they have voting rights). Holders of common stock may not cumulate their votes in the election of directors, and are entitled to share equally in the dividends that may be declared by the board of directors, but only after payment of dividends required to be paid on outstanding shares of preferred stock.

Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of common stock share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock. There are no preemptive or other subscription rights, conversion rights or redemption or scheduled installment payment provisions relating to shares of our common stock. All of the outstanding shares of our common stock are fully paid and nonassessable. The transfer agent and registrar for the common stock is American Stock Transfer. The common stock is listed on the New York Stock Exchange under the symbol “JEF.”

Our affiliates may resell our common stock after its initial issuance in market-making transactions. We discuss these transactions above under “Debt Securities — Information in the Prospectus Supplement — Market-Making Transactions.”

Delaware Law, Certificate of Incorporation and By-Law Provisions that May Have an Antitakeover Effect

The following discussion concerns certain provisions of Delaware law and our certificate of incorporation and by-laws that may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including offers or attempts that might result in a premium being paid over the market price for its shares.

Delaware Law.  We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to the business combination the corporation’s board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned by the corporation’s officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of its outstanding voting stock which is not owned by the interested stockholder.

A business combination includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An interested stockholder is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation’s voting stock.

Certificate of Incorporation and By-Laws.  Our by-laws provide that special meetings of stockholders may be called by our Secretary only at the request of a majority of our board of directors or by any person authorized by the board of directors to call a special meeting. Written notice of a special meeting stating the place, date and hour of the meeting and the purposes for which the meeting is called must be given between 10 and 60 days before the date of the meeting, and only business specified in the notice may come before the meeting. In addition, our by-laws provide that directors be elected by a plurality of votes cast at an annual meeting and does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.

Form, Exchange and Transfer

We will issue securities only in registered form; no securities will be issued in bearer form. We will issue each security other than common stock in book-entry form only, unless otherwise specified in the applicable prospectus supplement. We will issue common stock in both certificated and book-entry form, unless otherwise specified in the applicable prospectus supplement. Securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the securities represented by the global security. Those who own beneficial interests in a global security will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. Only the depositary will be entitled to transfer or exchange a security in global form, since it will be the sole holder of the security. These book-entry securities are described below under “Book-Entry Procedures and Settlement”.

If any securities are issued in non-global form or cease to be book-entry securities (in the circumstances described in the next section), the following will apply to them:

•	The securities will be issued in fully registered form in denominations stated in the prospectus supplement. You may exchange securities for securities of the same series in smaller denominations or combined into fewer securities of the same series of larger denominations, as long as the total amount is not changed.

•	You may exchange, transfer, present for payment or exercise securities at the office of the relevant trustee or agent indicated in the prospectus supplement. You may also replace lost, stolen, destroyed or mutilated securities at that office. We may appoint another entity to perform these functions or may perform them itself.

•	You will not be required to pay a service charge to transfer or exchange their securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with your proof of legal ownership. The transfer agent may also require an indemnity before replacing any securities.

•	If we have the right to redeem, accelerate or settle any securities before their maturity or expiration, and we exercise that right as to less than all those securities, we may block the transfer or exchange of those securities during the period beginning 15 days before the day we mail the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any security selected for early settlement, except that we will continue to permit transfers and exchanges of the unsettled portion of any security being partially settled.

•	If fewer than all of the securities represented by a certificate that are payable or exercisable in part are presented for payment or exercise, a new certificate will be issued for the remaining amount of securities.

Book-Entry Procedures And Settlement

Most offered securities will be book-entry (global) securities. Upon issuance, all book-entry securities will be represented by one or more fully registered global securities, without coupons. Each global security will be deposited with, or on behalf of, The Depository Trust Company or DTC, a securities depository, and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these securities.

Purchasers of securities may only hold interests in the global notes through DTC if they are participants in the DTC system. Purchasers may also hold interests through a securities intermediary — banks, brokerage houses and other institutions that maintain securities accounts for customers — that has an account with DTC or its nominee. DTC will maintain accounts showing the security holdings of its participants, and these participants will in turn maintain accounts showing the security holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the top and the beneficial owner’s own securities intermediary at the bottom.

The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner’s securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner under the declaration. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder’s ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded common stock is held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

•	DTC is unwilling or unable to continue as depositary for such global security and we do not appoint a qualified replacement for DTC within 90 days; or

•	we in our sole discretion decide to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

Unless we indicate otherwise, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions that it receives from its participants.

In this prospectus, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC’s procedures.

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code and a clearing agency registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Clearstream and Euroclear

Links have been established among DTC, Clearstream Banking, societe anonyme, Luxembourg (Clearstream Banking SA) and Euroclear (two international clearing systems that perform functions similar to those that DTC performs in the U.S.), to facilitate the initial issuance of book-entry securities and cross-market transfers of book-entry securities associated with secondary market trading.

Although DTC, Clearstream Banking SA and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform such procedures, and the procedures may be modified or discontinued at any time.

Clearstream Banking SA and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each of the U.S. agents of Clearstream Banking SA and Euroclear, as participants in DTC.

When book-entry securities are to be transferred from the account of a DTC participant to the account of a Clearstream Banking SA participant or a Euroclear participant, the purchaser must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. Clearstream Banking SA or Euroclear, as the case may be, will instruct its U.S. agent to receive book-entry securities against payment. After settlement, Clearstream Banking SA or Euroclear will credit its participant’s account. Credit for the book-entry securities will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending book-entry securities to the relevant U.S. agent acting for the benefit of Clearstream Banking SA or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream Banking SA or Euroclear participant wishes to transfer book-entry securities to a DTC participant, the seller must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream Banking SA or Euroclear will instruct its U.S. agent to transfer the book-entry securities against payment. The payment will then be reflected in the account of the Clearstream Banking SA or Euroclear participant the following day, with the proceeds back-valued to the value date (which would be the preceding day, when settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), proceeds credited to the Clearstream Banking SA or Euroclear participant’s account would instead be valued as of the actual settlement date.

Ratio of Earnings to Fixed Charges

Our consolidated ratios of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for each of the fiscal years in the five year period ended December 31, 2008 and for the six month period ended June 30, 2009 are as follows:

						Six Months
	Year Ended December 31,					Ended
	2008(3)	2007	2006	2005	2004	June 30, 2009

Ratio of Earnings to Fixed Charges(1)	—	3.0	4.5	5.5	5.6	3.6
Ratio of Earnings to Combined Fixed Charges and Convertible Preferred Stock Dividends(2)	—	2.9	4.4	5.5	5.6	3.6

(1)	The ratio of earnings to fixed charges is computed by dividing (a) income from continuing operations before income taxes plus fixed charges by (b) fixed charges. Fixed charges consist of interest expense on all long-term indebtedness and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).

(2)	The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing (a) income from continuing operations before income taxes plus fixed charges by the sum of (b) fixed charges and (c) convertible preferred stock dividends. Fixed charges consist of interest expense on all long-term indebtedness and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).

(3)	Earnings for the year ended December 31, 2008 were insufficient to cover fixed charges by approximately $746.2 million.

Use of Proceeds

Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities we offer by this prospectus for general corporate purposes, which may include, among other things:

•	additions to working capital;

•	the redemption or repurchase of outstanding equity and debt securities;

•	the repayment of indebtedness; and

•	the expansions of our business through internal growth or acquisitions.

We may raise additional funds from time to time through equity or debt financing, including borrowings under credit facilities, to finance our business and operations.

Plan of Distribution

We may offer the securities to or through underwriters or dealers, by ourselves directly, through agents, or through a combination of any of these methods of sale. Any such underwriters, dealers or agents may include our affiliates. The details of any such offering will be set forth in the any prospectus supplement relating to the offering.

Jefferies & Company, Inc., our broker-dealer subsidiary, is a member of the Financial Industry Regulatory Authority and may participate in distributions of the offered securities. Accordingly, offerings of offered securities in which Jefferies & Company, Inc. participates will conform to the requirements set forth in FINRA Rule 2720. Furthermore, any underwriters offering the offered securities will not confirm sales to any accounts over which they exercise discretionary authority without the prior approval of the customer.

In compliance with the guidelines of FINRA, the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate principal amount of securities offered pursuant to this prospectus. We anticipate, however, that the actual commission or discount to be received in any particular offering of securities will be significantly less than this amount.

Market-Making Resales by Affiliates

This prospectus may be used by Jefferies & Company, Inc. in connection with offers and sales of the securities in market-making transactions (and offers and sales of any other securities covered by this prospectus and underlying such securities that are incidental to such market-making activity). In a market-making transaction, Jefferies & Company, Inc. may resell a security it acquires from other holders, after the original offering and sale of the security. Resales of this kind may occur in the open market or may be privately negotiated at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, Jefferies & Company, Inc. may act as principal or agent, including as agent for the counterparty in a transaction in which Jefferies & Company, Inc. acts as principal, or as agent for both counterparties in a transaction in which Jefferies & Company, Inc. does not act as principal. Jefferies & Company, Inc. may receive compensation in the form of discounts and commissions, including from both counterparties in some cases. Other affiliates of Jefferies Group, Inc. may also engage in transactions of this kind and may use this prospectus for this purpose.

Jefferies Group, Inc. does not expect to receive any proceeds from market-making transactions. Jefferies Group, Inc. does not expect that Jefferies & Company, Inc. or any other affiliate that engages in these transactions will pay any proceeds from its market-making resales to Jefferies Group, Inc.

Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Unless Jefferies Group, Inc. or an agent informs you in your confirmation of sale that your security is being purchased in its original offering and sale, you may assume that you are purchasing your security in a market-making transaction.

Certain ERISA Considerations

Jefferies Group, Inc. has certain affiliates that provide services to many employee benefit plans. Jefferies Group, Inc. and certain of its affiliates may each be considered a party in interest within the meaning of the Employee Retirement Income Security Act of 1974 (ERISA), or a disqualified person under corresponding provisions of the Internal Revenue Code of 1986 (the Code), relating to many employee benefit plans. Prohibited transactions within the meaning of ERISA and the Code may result if any offered securities are acquired by or with the assets of a pension or other employee benefit plan relating to which Jefferies Group, Inc. or any of its affiliates is a service provider, unless those securities are acquired under an exemption for transactions effected on behalf of that plan by a “qualified professional asset manager” or an “in-house asset manager” or under any other available exemption. Additional special considerations may arise in connection with the acquisition of capital securities by or with the assets of a pension or other employee benefit plan. The assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. Any employee benefit plan or other entity subject to such provisions of ERISA or the Code proposing to acquire the offered securities should consult with its legal counsel.

Legal Matters

Morgan, Lewis & Bockius LLP, New York, New York has rendered an opinion to us regarding the validity of the securities to be offered by the prospectus. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

Experts

The consolidated financial statements of Jefferies Group, Inc. as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The Company adopted Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51”, and FSP EITF 03-06-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities,” and retrospectively adjusted the consolidated financial statements as of and for all periods included therein.

% Senior Convertible Debentures due 2029

Prospectus Supplement

Jefferies & Company

Citi

           2009